Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 7, 2011

by and among

OPHIR OPTRONICS LTD.,

NEWPORT CORPORATION,

and

HELIOS MERGER SUB LTD.

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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LIST OF EXHIBITS

Exhibit A	Form of Merger Proposal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2011 (this “Agreement”), is by and among Newport Corporation, a Nevada corporation (“Parent”), Helios Merger Sub Ltd., an Israeli company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Ophir Optronics Ltd., an Israeli company (the “Company”). Certain terms used in this Agreement are defined in Section 8.10.

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which Merger Sub shall cease to exist, the Company shall become a wholly-owned subsidiary of Parent and the Company Ordinary Shares issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of Parent and the Board of Directors and shareholders of Merger Sub have each approved this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions in this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously approved and declared advisable and in the best interests of the Company and its shareholders this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions in this Agreement; and

WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend that the shareholders of the Company vote “For” approval of this Agreement and the Merger at the Company Shareholder Meeting.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger. Upon the terms and subject to the conditions in this Agreement, and the applicable provisions of the Israeli Companies Law, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with Section 323 of the Israeli Companies Law, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the company surviving the Merger and become a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place as promptly as reasonably practicable (but no later than the fifth business day) after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv, Israel, unless another time, date or place is agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

SECTION 1.3. Effective Time. Immediately following the Closing, Merger Sub and the Company shall deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”). The parties hereto shall use their commercially reasonable efforts to obtain the Certificate of Merger on, or as soon as possible after, the Closing Date. The Merger shall become effective upon the issuance and delivery by the Companies Registrar of the Certificate of Merger in accordance with the Israeli Companies Law. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the Israeli Companies Law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation and (c) all properties, rights, privileges, immunities, powers and franchises of the Surviving Corporation shall continue unaffected by the Merger in accordance with the Israeli Companies Law.

SECTION 1.5. Articles of Association of the Surviving Corporation. The articles of association of the Company, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Corporation.

(a) Effective as of the Effective Time, each member of the respective Boards of Directors (or equivalent governing bodies) of the Company and (to the extent entitled to be appointed or removed by the Company) its Subsidiaries shall resign or be removed and replaced with successors selected by Parent. Each of the parties hereto shall take all reasonable action necessary to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

(b) The parties hereto shall take all reasonable actions necessary so that from and after the Effective Time, the individuals designated by Parent not later than five days prior to the Closing Date shall be the officers of the Surviving Corporation, until their respective successors are duly appointed or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

SECTION 1.7. Approval Procedures. The parties acknowledge and agree that the Merger and the other Transactions will be consummated in accordance with Section 314 through Section 327 of the Israeli Companies Law.

ARTICLE II

Effect of the Merger on Capital Stock of Constituent Corporations; Exchange of

Certificates; Options, Stock Appreciation Rights and Company Warrants

SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares, par value NIS 1 per share, of the Company (“Company Ordinary Shares”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable ordinary share of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Company Ordinary Shares. Each issued and outstanding Company Ordinary Share shall be converted into the right to receive from Parent $8.43 in cash per Company Ordinary Share without interest (the amount payable to a holder of Company Ordinary Shares as a result of the Merger, the “Merger Consideration,” which shall be subject to withholding for Taxes as provided in Section 2.2(g)). As of the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding Company Ordinary Shares (each, a “Certificate”), and each beneficial owner of any Book-Entry Company Shares, shall cease to have any rights with respect to such Certificate or the Company Ordinary Shares formerly represented thereby or to such Book-Entry Company Shares, as applicable, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b). Subject to the penultimate sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

SECTION 2.2. Surrender and Payment Procedures.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint an Israeli based bank or trust company to act as paying agent for the holders of Company Ordinary Shares in connection with the Merger (the “Paying Agent”). The Paying Agent shall receive, and hold in trust for the benefit of holders of Company Ordinary Shares, the aggregate Merger Consideration to which holders of Company Ordinary Shares are entitled pursuant to Section 2.1(b). Parent shall deposit such aggregate Merger Consideration with the Paying Agent not later than one business day following the Effective Time. Pending its disbursement to such holders, the Paying Agent shall invest the Merger Consideration deposited with it as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that, (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, (ii) no such investment shall have maturities that could prevent or delay payments to be made to the former Company shareholders pursuant to this Article II, and (iii) such investments shall be in (A) short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or (B) a AAA-rated money-market fund. Any net profit resulting from, or interest or income produced by, the Merger Consideration deposited with the Paying Agent shall be payable to Parent or as Parent otherwise directs.

(b) Paying Agent Payment Procedures. Parent and the Surviving Corporation shall instruct the Paying Agent to, as promptly as reasonably practicable (but not later than the second business day) after the Effective Time:

(i) release to the Company’s registration company (the “Registration Company”), for the benefit of the beneficial owners of Company Ordinary Shares outstanding immediately prior to the Effective Time that are registered in the name of the Registration Company for the benefit of TASE members (“Book Entry Company Shares”), cash in an amount equal to the product of (A) the Merger Consideration payable per Company Ordinary Share, multiplied by (B) the number of Book Entry Company Shares (the product of (A) and (B), the “Book-Entry Fund”). The Registration Company shall promptly deliver the Book-Entry Fund to the TASE clearinghouse, which shall deliver the respective and appropriate portion of the Book-Entry Fund to each of the beneficial owners of Book Entry Company Shares in accordance with applicable customary stock surrender and payment procedures and regulations of TASE; and

(ii) mail to each holder of record of a Certificate, excluding any Certificate representing Company Ordinary Shares held of record by the Registration Company, (i) a letter which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery to the Paying Agent of the Certificates and any properly completed and validly executed documents reasonably required by the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration for the Company Ordinary Shares formerly represented thereby. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such properly completed and validly executed documents as may reasonably be required by the Paying Agent, the surrendered Certificate shall forthwith be cancelled in the Company’s books and the surrendering holder shall be promptly paid the Merger Consideration for the Company Ordinary Shares formerly represented by such Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or whose name appears on the records of a nominee company (Chevra Le’Rishumim) in accordance with such properly completed and validly executed documents, such payment shall be conditioned upon (A) the Certificate surrendered being properly endorsed or otherwise in proper form for transfer in a manner reasonably satisfactory to Parent and (B) the Person requesting such payment (x) having paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate or (y) having established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Notwithstanding the surrender and payment procedure described in this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the Merger Consideration for the Company Ordinary Shares formerly represented thereby as contemplated by this Article II, and any other rights in connection with each such Certificate shall be null and void.

(c) Transfer Books. The Merger Consideration paid in respect of Company Ordinary Shares (whether in the form of Book Entry Company Shares or represented by a Certificate) pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Ordinary Shares, and at the Effective Time, the stock transfer books and shareholder register of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books or shareholder register of the Surviving Corporation.

(d) Lost, Stolen or Destroyed Certificates. The Paying Agent shall pay the applicable Merger Consideration in exchange for any Company Ordinary Shares formerly represented by a purportedly lost, stolen or destroyed Certificate, subject to the Person claiming such Certificate to be lost, stolen or destroyed delivering an affidavit of loss, which affidavit may include at the Surviving Corporation’s discretion, an indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate. Any reference made in this Agreement to a “Certificate” shall include an affidavit of loss in lieu thereof that complies with the foregoing requirements.

(e) Termination of Payment Funds. At any time following the first anniversary of the Closing Date, the Surviving Corporation may require the Paying Agent to deliver to it any funds (including the proceeds of any investments with respect thereto) deposited with the Paying Agent which have not been disbursed to the former holders of Company Ordinary Shares, and the Surviving Corporation shall be entitled to require the Registration Company to return any portion of the Book-Entry Fund not distributed to the beneficial owners of the Book Entry Company Shares, and thereafter such former holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable with respect to Company Ordinary Shares. Any amounts remaining unclaimed by such former shareholders at the time such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. If this Agreement is terminated prior to the Closing (or the Merger does not become effective) for any reason and any cash has been transmitted to the Paying Agent or the Registration Company prior to termination, such cash together with any interest or other earnings thereon shall promptly be returned to Parent.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, nor the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation, the Registration Company, the TASE members, the Paying Agent and the Option Trustees shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Ordinary Shares, Company Warrants, Options and/or Stock Appreciation Rights (as the case may be) pursuant to this Agreement, any amounts required to be deducted and withheld from such payments under the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), or under any other applicable state, local, domestic or foreign Law, including, without limitation, under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); provided, however, that the withholding Taxes deduction in Israel shall be at the highest applicable tax rate, unless otherwise indicated to the TASE member, the Surviving Corporation, the Registration Company, the Paying Agent or the Option Trustees, as applicable, in a certificate or other written approval from the ITA which provides a withholding exemption or a reduced Tax rate, in which case the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, from the aggregate Merger Consideration payable to such holder of record of Company Ordinary Shares shall be made only in accordance with the provisions of such approval. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by or on behalf of Parent or the Surviving Corporation (such as, by a TASE member, the Registration Company, the Paying Agent or the Option Trustees), Parent or the Surviving Corporation, as the case may be, shall be treated as though it withheld an appropriate amount of consideration otherwise payable pursuant to this Agreement to any former holder of Company Ordinary Shares, Company Warrants, Options and/or Stock Appreciation Rights (as the case may be) and paid an appropriate amount to such Governmental Authority. Any amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes as having been paid directly to the Person in respect of which such deduction and withholding was made. Parent may apply in its sole discretion to the ITA to seek a pre-ruling for the method of deduction and applicable Tax rules. In no event shall Parent or the Surviving Corporation be required to pay interest on any amounts payable to holders of Company Ordinary Shares, Company Warrants, Options or Stock Appreciation Rights so long as Parent timely complies with its obligations under Sections 2.2(a) and 2.3(d).

SECTION 2.3. Options, Stock Appreciation Rights and Company Warrants.

(a) Options and Stock Appreciation Rights. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option to acquire Company Ordinary Shares (each, an “Option”) and each Stock Appreciation Right issued and outstanding immediately prior to the Effective Time (i) with an exercise price or base value, as applicable, less than the Merger Consideration payable per Company Ordinary Share (such Options and Stock Appreciation Rights, “In the Money Options”) and that are vested and exercisable as of immediately prior to the Effective Time shall be cancelled, terminated and converted at the Effective Time into the right to receive only the Option Consideration for each Company Ordinary Share then subject to such In the Money Options, as the case may be, and (ii) with an exercise price or base value, as applicable, equal to or greater than the Merger Consideration payable per Company Ordinary Share (whether or not vested and exercisable as of the Effective Time) automatically shall be cancelled and terminated at the Effective Time without any payment or further rights or claims of the holder thereof. All Options and Stock Appreciation Rights that are not exercised prior to the Effective Time or cancelled as provided for in clause (i) or (ii) above (each, a “Continuing Option”) shall be deemed assumed as of the Effective Time by the Surviving Corporation, shall have, subject to the last sentence of this Section 2.3(a), the same exercise price or base value, as applicable, as in effect immediately prior to the Effective Time, shall continue to vest in accordance with the existing vesting schedule of such Continuing Options, but upon exercise, the holders of such Continuing Options will be entitled only to receive the same aggregate Merger Consideration they would have received pursuant to the Merger had such Continuing Options been exercised immediately prior to the Effective Time. In each case, the Option Consideration each holder of Options and Stock Appreciation Rights is entitled to receive for such Options and Stock Appreciation Rights shall be rounded to the nearest cent and computed after aggregating the cash amounts payable for all Options and Stock Appreciation Rights held by such holder. Upon the Effective Time, all Options and Stock Appreciation Rights (other than Continuing Options) shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option or Stock Appreciation Right (other than Continuing Options) shall cease to have any rights with respect thereto, except the rights to receive any cash payments, as expressly set forth herein. For purposes of the foregoing, the applicable exercise price of each Option and the base value of each Stock Appreciation Right (including in both cases, any Continuing Options deemed assumed by the Surviving Corporation) shall be calculated in U.S. Dollars in accordance with the representative rate of the U.S. Dollar in NIS, as published by the Bank of Israel on the third business day prior to the Closing Date and the linkage to the consumer price index shall cease as of such date.

(b) Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Surviving Corporation or the holders of Company Warrants, each unexpired and unexercised Company Warrant outstanding immediately prior to the Effective Time shall be cancelled, terminated and converted into the right to receive (upon surrender of such Company Warrants for cancellation) only an amount of cash (the “Warrant Consideration”) equal to (i) the Merger Consideration multiplied by the number of Company Ordinary Shares issuable upon the exercise of such Company Warrant, less (ii) the aggregate exercise price of such Company Warrant. The Warrant Consideration each holder of Company Warrants is entitled to receive for such holder’s Company Warrants shall be rounded to the nearest cent and computed after aggregating the cash amounts payable in the Merger for all Company Warrants held by such holder. Upon the Effective Time, all Company Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration upon the surrender thereof as set forth herein.

(c) Payment Timing. Subject to the first sentence of Section 2.3(e), Parent shall pay or cause the Surviving Corporation, the Paying Agent or the Option Trustees, as applicable, to pay the Option Consideration and the Warrant Consideration at or as soon as reasonably practicable after the Effective Time (but, subject in the case of Company Warrants to the surrender thereof prior to payment).

(d) Option Consideration. As promptly as reasonably practicable following the Effective Time, and in any event not later than the second business day thereafter, Parent shall transfer, or cause to be transferred, to the account designated by the applicable Option

Trustee, in cooperation with any plan administrator under the applicable stock option or stock appreciation rights plan of the Company, the aggregate Option Consideration that holders of Options or Stock Appreciation Rights (including vested and unvested In the Money Options that are Company 102 Securities) are entitled to receive pursuant to Section 2.3(a); provided, that in lieu of making such deposit, Parent may elect to pay such Option Consideration directly to such holders through the Surviving Corporation’s or its applicable Subsidiaries’ ordinary payroll mechanisms or through some other payment procedure, unless such payment mechanism will result in the loss of a Tax benefit otherwise available to the applicable Option or Stock Appreciation Right holder or is prohibited by the terms of the applicable Company Stock Plan or applicable Law. As soon as reasonably practicable thereafter (and except to the extent Parent elects to make such payments directly as contemplated by the preceding provision), the Option Trustee, in coordination with the applicable plan administrator, shall pay to each holder of Options or Stock Appreciation Rights (other than holders of Company 102 Securities) the amounts contemplated by Section 2.3(a), without interest and less applicable deductions and withholding for Tax. All payments with respect to Company 102 Securities, as set forth on Section 3.2(a) of the Company Disclosure Schedule (the “Option Schedule”), shall be delivered, or caused to be delivered, by Parent to the 102 Trustee, as soon as reasonably practicable after the Effective Time (but not later than the second business day thereafter), to be held and distributed pursuant to the agreement with the 102 Trustee, the terms of the respective Company Stock Plan governing the applicable Option or Stock Appreciation Right and applicable Laws (including the provisions of Section 102 of the Ordinance and the rules and regulations promulgated thereunder). The 102 Trustee shall comply with any applicable Israeli Tax withholding requirements with respect to payments in respect of Company 102 Securities and with any procedures required by the Options Tax Ruling, if obtained. Any amounts deposited with the 102 Trustee that are not needed for payment to holders of Options or Stock Appreciation Right or for Taxes shall be returned to Parent or the Surviving Corporation.

(e) Company Stock Plans and Company Warrants. Prior to the Effective Time, the Company shall take all actions and make any amendments to the terms of the Company Stock Plans, Company Warrants and related award agreements, to the extent the Company determines it is required to effect the treatment provided in this Section 2.3, and obtain any consents from holders of Options, Stock Appreciation Rights and Company Warrants that are necessary to give effect to this Section 2.3 without any liability of Parent, Merger Sub or the Surviving Corporation (other than the obligations to pay the Option Consideration and Warrant Consideration when required pursuant to this Section 2.3). Without limiting the foregoing, the Company shall take all actions necessary to ensure that neither the Company nor any Subsidiary thereof will at the Effective Time (nor will the Surviving Corporation or its Subsidiaries from and after the Effective Time) be bound by any options, stock appreciation rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its wholly-owned Subsidiaries, to own or acquire any share capital of the Surviving Corporation or its Subsidiaries (other than share capital of Optical Metrology Ltd., Ophir Optronics GmbH and Ophir Japan Ltd. held by other shareholders thereof as of the date hereof as reflected on Section 3.1(b) of the Company Disclosure Schedule) or (except with respect to the payments upon exercise of Continuing Options as described above) to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all Company Warrants and all Company Stock Plans, other than those under which Continuing Options were granted (and only to the limited extent necessary for the treatment of Continuing Options provided in Section 2.3(a)), such termination to be effective at or before the Effective Time.

SECTION 2.4. Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2 hereof and subject to the exception permitting the issuance of additional Options or Stock Appreciation Rights set forth in the proviso to Section 5.2(a)(i), which shall have no effect on the Merger Consideration), if between the date of this Agreement and the Effective Time the number of outstanding Company Ordinary Shares or securities or other rights convertible into or exchangeable or exercisable for Company Ordinary Shares shall increase or be changed into a different number of shares or a different class by reason of the issuance or grant of additional Company Ordinary Shares, Options, Stock Appreciation Rights, Company Warrants or other securities or rights convertible into or exchangeable or exercisable for Company Ordinary Shares or the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse stock split), combination, exchange of shares or other transaction (but excluding any issuance of Company Ordinary Shares upon exercise of Options, Stock Appreciation Rights or Company Warrants outstanding and disclosed to Parent as of the date of this Agreement), the Merger Consideration payable per Company Ordinary Share and any other dependent items shall be appropriately adjusted to reflect such issuance, grant, stock dividend, subdivision, reclassification, recapitalization, split (including a reverse stock split), combination, exchange of shares or other transaction.

SECTION 2.5. Payment Currency. All payments of Merger Consideration, Option Consideration and Warrant Consideration shall be made in United States Dollars, and any right to receive Merger Consideration shall only entitle the holder of such right to receive the applicable consideration in United States Dollars. Each recipient of Merger Consideration, Option Consideration and Warrant Consideration shall be responsible for making appropriate arrangements to receive such payments in the form of United States Dollars, and, to the extent applicable, any expense incurred as a result of receiving, converting or exchanging such United States Dollar denominated payments into New Israeli Shekels or any other currency, shall be borne solely by the Person entitled to such payment.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as expressly set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information disclosed in a specific section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the Company Disclosure Schedule where the relevance of such disclosed information is self-explanatory and it is readily apparent that such disclosure applies to the Company’s representations and warranties contained in this Agreement):

SECTION 3.1. Organization, Standing and Corporate Power.

(a) The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (to the extent such status is recognized in such jurisdictions) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased makes such licensing or qualification necessary.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company. All such shares that are owned by the Company or its Subsidiaries are owned free and clear of all Liens. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any capital stock or other ownership interest of the Company or any Subsidiary or any convertible securities or rights, warrants or options of the type described in the preceding sentence. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is party to any agreement restricting the voting or transfer of any capital stock or other ownership interest of the Company or any Subsidiary. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity or other ownership interests in any Person.

(c) The Company has delivered to Parent correct and complete copies of its memorandum of association and articles of association (the “Company Charter Documents”) and correct and complete copies of the memorandum of association, articles of association, certificates of incorporation and bylaws (or comparable organizational and governing documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended and to the extent not a Filed Company ISA Document. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2008.

SECTION 3.2. Capitalization.

(a) The authorized share capital of the Company is NIS 35,000,000 divided into 35,000,000 ordinary shares, with a par value of NIS 1 per share, of which as of July 5, 2011 (i) 25,982,309 Company Ordinary Shares are issued and outstanding and (ii) 3,215,468 Company

Ordinary Shares are subject to outstanding Options, Stock Appreciation Rights and Company Warrants granted under the Company Stock Plans. Since July 5, 2011, there has been no change in the number of Company Ordinary Shares issued and outstanding or subject to outstanding Options, Stock Appreciation Rights or Company Warrants as of such date, other than as a result of Company Ordinary Shares issued upon exercise of such outstanding Options, Stock Appreciation Rights or Company Warrants. The Company holds no Company Ordinary Shares as treasury shares and no Subsidiary of the Company owns any Company Ordinary Shares. All outstanding Company Ordinary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Options, Stock Appreciation Rights, Company Warrants or other rights to purchase or receive Company Ordinary Shares (or other equity interests) granted under the Company Stock Plans or otherwise, and, for each such Option, Stock Appreciation Right, Company Warrant or other right, to the extent applicable, the number of Company Ordinary Shares subject thereto, the terms of vesting, the Company Stock Plan pursuant to which it was granted, the grant and expiration dates, the exercise price or base value thereof (and applicable currency), the name of the holder thereof, and whether the vesting of such Option, Stock Appreciation Right or Company Warrant shall be subject to acceleration in connection with the Merger, and with respect to the Options and Stock Appreciation Rights granted to Israeli taxpayers, whether each such Option or Stock Appreciation Right was granted pursuant to Section 3(i) of the Ordinance, Section 102 of the Ordinance (prior to January 1, 2003) or Section 102 of the Ordinance (on or after January 1, 2003) and the applicable subsection of Section 102 pursuant to which the Option or Stock Appreciation Right was granted. Since December 31, 2010, neither the Company nor any of its Subsidiaries has issued any shares of capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of capital stock, voting securities or equity interests, other than the grant of Options and Stock Appreciation Rights in the ordinary course of business prior to the date hereof and the issuance of Company Ordinary Shares pursuant to the exercise of outstanding Options and Stock Appreciation Rights referred to above in this Section 3.2(a).

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of the authorized and outstanding share capital or capital stock of each respective Subsidiary of the Company, the number and percentage of the outstanding share capital or capital stock held by the Company and, to the Knowledge of the Company, the name, number and percentage of the outstanding share capital or capital stock held by each shareholder thereof other than the Company. Except as set forth on Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule, there are not and as of the Effective Time there shall not be, any share capital, shares of capital stock, voting securities or equity or other ownership interests of the Company or any of its Subsidiaries issued and outstanding or any subscriptions, options, restricted stock units, phantom equity awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any share capital, shares of capital stock, voting securities or equity or other ownership interests of the Company or any of its Subsidiaries, including any rights or instruments representing the right to purchase, acquire or otherwise receive any shares of capital stock of the Company or any of its Subsidiaries or any other securities convertible into, exercisable or exchangeable for or evidencing the rights to subscribe for any such capital stock.

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to obtaining the Company Shareholder Approval (and any Required Regulatory Consents or Other Approvals), to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of the Company’s obligations under this Agreement, and the consummation of the Merger by the Company, have been duly authorized and approved by the Company’s Board of Directors and, except for obtaining the Company Shareholder Approval and the Required Regulatory Consents, no other corporate or shareholder action required to be taken by or on the part of the Company or its Subsidiaries or its or their shareholders is necessary to authorize the execution, delivery and performance of the Company’s obligations under this Agreement and the consummation of the Merger by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the Transactions, including the Merger, (ii) resolved to recommend that the shareholders of the Company vote to adopt this Agreement and (iii) made all other affirmative determinations required to be made by the Company in connection with this Agreement and the Merger under the Israeli Companies Law and any other applicable Laws.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the other Transactions, nor compliance by the Company with its obligations hereunder would (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the Company Shareholder Approval, the Required Regulatory Consents, and the Other Approvals are obtained, made or given (in the case of filing or notice only requirements) and any waiting periods thereunder have terminated or expired, (x) violate any Law, or any Order of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, trigger any payment or penalty under, or give rise to any obligation to purchase, sell or issue (or offer to purchase, sell or issue) any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Charter Document or any of the Subsidiary Documents or under any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, arrangement or other agreement, instrument or obligation (each, a “Contract”) or any Permit to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets is bound.

(d) Under the Israeli Companies Law, and assuming the accuracy of Parent’s representation in Section 4.2(c) hereof, the affirmative vote of a majority of the Company Ordinary Shares present and voting at the Company Shareholder Meeting (not including abstentions) (the “Company Shareholder Approval”), is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4. Governmental Approvals. Except for (i) the Required Regulatory Consents, (ii) the filing of the Merger Notice with the Companies Registrar and the issuance of the Certificate of Merger by the Companies Registrar, and (iii) the Other Approvals, no consents or approvals of, or notices to or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of the Company’s obligations under this Agreement, including consummation of the Merger.

SECTION 3.5. Company Israeli Documents; Internal Controls; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the Israeli Securities Authority (the “ISA”) pursuant to the reporting requirements of the Securities Law of 1968 and the regulations promulgated thereunder (the “Company Israeli Documents”). As of their respective effective dates, the Company Israeli Documents complied in all material respects with the requirements of the Israeli Securities Law of 1968 and the rules and regulations promulgated thereunder (“Israeli Securities Law”), and contained all material facts required to be included therein and did not include any misleading fact.

(b) The Company is in compliance in all material respects with (i) all applicable listing and corporate governance rules, regulations and requirements of TASE and (ii) the corporate governance and other requirements of the Israeli Companies Law.

(c) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are recorded as necessary to permit timely preparation of accurate financial statements in conformity with IFRS and to maintain asset accountability and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. As of December 31, 2010, the internal control of financial reporting and disclosure of the Company and its Subsidiaries is effective, and there are no significant deficiencies or material weaknesses therein.

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of any internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and in the case of (i) and (ii), there being none. The Company has made available to Parent (x) a summary of all such disclosures or confirmation of the absence of the matters described in (i) and (ii) made by the Company’s principal executive officer and its principal financial officer to the Company’s auditors and audit committee and (y) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by applicable listing standards, professional accounting standards or applicable Laws. No material complaints from any source (whether internal or external) regarding accounting, internal accounting controls or auditing matters, and no material concerns from the Company’s or any of its Subsidiaries’ employees regarding questionable accounting, auditing or ethical or legal matters, have been received by the Company or any of its Subsidiaries.

(e) With respect to the following financial statements (the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and December 31, 2010 (December 31, 2010 being the “Balance Sheet Date”), and the related audited consolidated statements of income for the annual periods then ended (the “Audited Financial Statements”); and

(ii) the consolidated unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2011 (the “Latest Balance Sheet”), and the related unaudited consolidated statement of income for the three-month period then ended (the “Interim Statements”).

The Company has delivered, or caused to be delivered, to Parent correct and complete copies of the Financial Statements, to the extent not included in the Filed Company ISA Documents.

(f) The Audited Financial Statements, the Interim Statements and any quarterly consolidated financial statements regularly prepared in the ordinary course of business and filed by the Company with the Company Israeli Documents between the date hereof and the Closing Date, present fairly in all material respects the financial condition as of the date thereof, or, as applicable, the results of operations of the Company and its Subsidiaries throughout the periods covered thereby, in each case determined in accordance with IFRS (or Israeli generally accepted accounting principles) consistently applied throughout the periods indicated; provided, that the Latest Balance Sheet and the Interim Statements and any unaudited quarterly consolidated financial statements prepared after the date hereof may lack footnote disclosure and other presentation items (as is customary for unaudited financial statements), and may not include certain IFRS adjustments normally booked in conjunction with the year-end audit.

(g) All books, records and accounts of the Company and its Subsidiaries are complete in all material respects and are maintained in all material respects in accordance with good business practice and comply in all material respects with applicable accounting requirements and Laws.

(h) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with IFRS or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the Audited Financial Statements as included in the Company Israeli Documents filed by the Company with the ISA and publicly available prior to the date of this Agreement (the “Filed Company ISA Documents”) or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

SECTION 3.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any material damage to, or destruction or loss of, any material asset of the Company or any of its Subsidiaries (whether or not covered by insurance).

SECTION 3.7. Legal Proceedings. Section 3.7 of the Company Disclosure Schedule lists each Action currently pending (subject, in the case of investigations, to the Knowledge of the Company) that involves the Company or any of its Subsidiaries or its or their respective businesses, properties or assets or that, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or any of its or their respective businesses, properties or assets. There is no Action (subject, in the case of investigations, to the Knowledge of the Company) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of its or their respective businesses, properties or assets, which, individually or in the aggregate, reasonably could be expected to be material to the Company and its Subsidiaries taken as a whole. The Company has not received, and does not otherwise have Knowledge of, any outstanding Orders against, involving or binding upon the Company or any of its Subsidiaries (or their respective businesses, properties or assets) or any officers or directors of the Company or any of its Subsidiaries in their capacities as such.

SECTION 3.8. Compliance With Laws; Permits. The Company and its Subsidiaries are, and at all times since January 1, 2006 have been, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, or any of their respective businesses, properties or assets. To the Knowledge of the Company, no Person employed or acting at the direction or on behalf of the Company or any of its Subsidiaries has made or offered or promised, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form, whether in money, property or services, to any Person, private or public, in violation of any Law applicable to the Company or any of its Subsidiaries. Each of the Company’s Subsidiaries who is engaged in the manufacture or export of ITAR-controlled defense articles and services (i) is registered with the U.S. Department of State under ITAR as a manufacturer and exporter of ITAR-controlled defense articles and services, and its registration is in full force and effect; (ii) has no pending Export Controls-related voluntary self-disclosures with the U.S. Department of State, the U.S. Department of

Commerce, the U.S. Department of the Treasury or the U.S. Department of Homeland Security; (iii) has not received any written notice from any Governmental Authority that reasonably could indicate that it is under criminal or civil investigation concerning Export Controls and/or sanctions-related matters; (iv) has not received any written notice as to non-compliance with Export Controls which could subject the Company, its Subsidiaries and their Affiliates to civil or criminal fines, penalties or other measures; and (v) has implemented an Export Controls compliance program, and periodically reviews the effectiveness and sufficiency of such program. Section 3.8 of the Company Disclosure Schedule lists all current licenses and pending license applications, technical assistance agreements and other authorizations relating to Export Controls, export, re-export or transshipment. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Company, its Subsidiaries and their Affiliates, have complied in all material respects with all applicable Export Controls, including compliance with all license or authorization provisos, terms and conditions, during the last five years, and the Company and its Subsidiaries and their respective Affiliates, are in compliance in all material respects with all applicable record-keeping, notification, submission, and reporting requirements under applicable Laws, including but not limited to the record-keeping requirements under the International Traffic in Arms Regulations and 22 CFR Parts 122 and 124. All Products manufactured, tested, developed, distributed or marketed by or on behalf of the Company or any of its Subsidiaries are and at all times have been manufactured, tested, developed, distributed, and marketed in compliance with all applicable registration, licensing, notification and other material requirements of all applicable Laws. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries holds all licenses, franchises, permits, certificates, approvals and authorizations necessary for the conduct of its respective business and operations and the ownership and operation of its respective properties and assets (collectively, “Permits”). All such Permits are in full force and effect and, except as set forth on Section 3.8 of the Company Disclosure Schedule, will remain in full force and effect after the Effective Time. The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with the terms of all such Permits. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority (a) claiming or alleging that the Company or any of its Subsidiaries was not in compliance with all Laws and Permits applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) indicating that such Governmental Authority was considering amending, terminating, revoking, cancelling or not renewing any Permit. The consummation of the Merger, in and of itself, shall not cause the revocation or cancellation of any Permit or require notification to or prior approval from or payment of any amounts to any Governmental Authority.

SECTION 3.9. Information in Immediate Reports. The Signing Immediate Report, the Shareholders Meeting Immediate Report and any other document (or any amendment thereof or supplement thereto) required to be mailed to the shareholders of the Company or filed with or furnished to ISA or TASE in connection with the Merger shall not, at the time of the Company Shareholder Meeting and at the time mailed to the Company’s shareholders or filed with or furnished to ISA or TASE, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to any statements made in the Signing Immediate Report or the Shareholders Meeting Immediate Report based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such document. The Signing Immediate Report, the Shareholders Meeting Immediate Report and any documents mailed to the shareholders of the Company or filed with or furnished to ISA or TASE in connection with the Merger shall comply in all material respects with all applicable Laws.

SECTION 3.10. Tax Matters.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf all Tax Returns required to be filed in all jurisdictions, and all such filed Tax Returns are correct and complete in all material respects. All Taxes (whether or not shown on the applicable Tax Returns) required to be paid by the Company or any of its Subsidiaries have been timely and fully paid. No written claim has been made in the past four years by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not or did not file Tax Returns that the Company or any such Subsidiary was, is or may be subject to Tax or required to file Tax Returns in such jurisdiction. Neither the Company nor any of its Subsidiaries has or has had any nexus with any jurisdiction where it does not file a Tax Return, which nexus would subject it to Tax in such jurisdiction.

(b) The most recent financial statements contained in the Filed Company ISA Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements, and the Taxes payable by the Company and its Subsidiaries do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice and custom of the Company and its Subsidiaries. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries by any Governmental Authority.

(c) All Israeli Tax Returns of the Company and Optical Metrology Ltd. have been settled with the Israeli Tax Authority (the “ITA”) or relevant Governmental Authority (or the applicable statute of limitations has expired) for all years through and including 2007 with respect to the Company and through and including 2005 with respect to Optical Metrology Ltd. All Tax Returns of all other Subsidiaries have been settled with the applicable Governmental Authority (or the applicable statute of limitations has expired) through the respective years set forth in Section 3.10(c) of the Company Disclosure Schedule. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. The Company has not received notice of any pending or threatened audits, assessments or other actions for any liability in respect of Taxes of or relating to the Company or any of its Subsidiaries. There are no matters under discussion with any Governmental Authority, or to the Knowledge of the Company, threatened, with respect to Taxes that are likely to result in any additional material liability for Taxes with respect to the Company or any of its Subsidiaries.

(d) Each of the Company and Optical Metrology Ltd. is, and has always been, treated and taxed as an Israeli company under the Ordinance and any analogous or comparable provisions of state, local, domestic or foreign Tax Law.

(e) No United States Subsidiary of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, no written notice has been received as to any audit or other administrative or court proceedings that is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (i) has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code nor (ii) has made an election under Section 897(i) of the Code. Neither the Company nor any of its Subsidiaries has ever been at any time a “real property” company (Igud Mekarkein) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

(j) To the Company’s Knowledge, the Company is an “Industrial Company” according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969.

(k) Section 3.10(k) of the Company Disclosure Schedule lists all unpaid grants, incentives, qualifications and subsidies from the government of the State of Israel or any other Governmental Authority, or judicial or arbitral body thereof, and any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including, any material Tax or other incentive granted to or enjoyed by the Company and its Subsidiaries under the Laws of the State of Israel (collectively, “Government Grants”). The Company has provided to Parent true and correct copies of all pending applications for Government Grants and of all letters of approval and rulings issued as well as supplements thereto. Section 3.10(k) of the Company Disclosure Schedule details all undertakings of the Company given in connection with the Government Grants, other than those prescribed by Law. The Company and its Subsidiaries have complied, in all material respects, with all requirements of Israeli Law and any Tax ruling issued by the ITA (the “Israeli Government Grants Rulings”) to be entitled to claim all of the Government Grants with respect to Israel. The Company is in compliance, in all material respects, with the terms and conditions of the Government Grants and the Israeli Government

Grants Rulings, and has duly and timely fulfilled, in all material respects, all undertakings relating thereto. In addition, all of the representations provided to the ITA as part of the Israeli Government Grants Rulings were accurate when made. The Company is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Government Grants.

(l) Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, no closing agreements, private letter rulings, tax decision or ruling issued by the ITA, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries or any of their respective businesses, properties or assets. Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested (whether or not granted) or received a closing agreement, private letter ruling, tax decision or similar agreements or other ruling from any Tax authority. The Company has made available to Parent accurate and complete copies of any Tax ruling obtained by the Company or any of its Subsidiaries from the ITA or other Tax authority and all applications therefor, including with respect to Options, Stock Appreciation Rights and Company Warrants. Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2. Each of the Company and its Subsidiaries has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(m) Neither the Company nor any of its Subsidiaries shall be required to: (i) include any adjustment in taxable income for any Tax period ending after the Closing Date under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for any Tax period ending prior to the Closing Date; (ii) include any amount in income for any Tax period ending after the Closing Date as a result of entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of the Tax Laws of any other jurisdiction) with respect to any Tax period ending prior to the Closing Date; or (iii) include any amount in income for any Tax period ending after the Closing Date as a result of an election under Section 108(i) of the Code for any Tax period ending prior to the Closing Date.

(n) The Company and each of its Subsidiaries has duly collected all amounts on account of any sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it. Neither the Company nor any of its Subsidiaries has refunded or deducted any input VAT that it was not entitled to deduct or refund.

(o) Except as set forth in Section 3.10(o) of the Company Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due or payable or for Taxes that are both (i) being contested in good faith by appropriate proceedings; and (ii) for which sufficient reserves have been made on the Company’s Financial Statements) upon the assets of the Company or any of its Subsidiaries.

(p) Set forth in Section 3.10(p) of the Company Disclosure Schedule are the net operating loss, net capital loss, credits and any other Tax attribute carry forwards (by type of carry forward and expiration date, if any) of the Company and each of its Subsidiaries for the fiscal year ended December 31, 2009.

(q) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(r) Neither the Company nor any of its Subsidiaries is or has been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(s) Any related party transaction subject to Section 85A of the Ordinance or Section 482 of the Code (or any similar provision of the Tax Laws of any other jurisdiction) conducted by the Company or any Subsidiary has been on an arms-length basis in accordance with applicable Law, and all documentation and reporting requirements under applicable transfer pricing Laws have been timely complied with and, if necessary, all relevant documentation has been retained in accordance with applicable transfer pricing Laws.

(t) Except as set forth in Section 3.10(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has been a member of an “affiliated group” within the meaning of Section 1504 of the Code or any similar provision of the Tax Laws of any other jurisdiction nor (ii) has any liability for the Taxes of any other Person, whether under Treasury Regulation Section 1.1502-6 of the Code or similar provision of the Tax Laws of any other jurisdiction, as a transferee or successor, by contract, or otherwise.

(u) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(v) All books and records which the Company or any Subsidiary is required to keep under applicable Tax Laws (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements of Law and are available for inspection at the premises of the Company or relevant Subsidiary or at outside archives used by the Company.

(w) Neither the Company nor any of its Subsidiaries has ever performed or participated in any action or transaction classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law.

(x) None of the Subsidiaries of the Company that are organized outside of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance; or (ii) has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in Israel; or (iii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Tax Laws of Israel.

(y) Neither the Company nor any of its Subsidiaries has a permanent establishment in any other country except the country of its incorporation. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to United States Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred any intangible property, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(z) Except as set forth in Section 3.10(z) of the Company Disclosure Schedule, each Option, Stock Appreciation Right, and Company Warrant is exempt from Section 409A of the Code (including, but not limited to, by reason of having been granted with an exercise or strike price no less than the fair market value of a share of Company Ordinary Shares determined on the date of grant of such Option, Stock Appreciation Right, or Company Warrant, and as of any later modification thereof within the meaning of Section 409A of the Code). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code in respect of which the Company has United States income or employment Tax reporting or withholding obligations is identified as such on Section 3.10(z) of the Company Disclosure Schedule. Since January 1, 2005 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.10(z) of the Company Disclosure Schedule, including but not limited to any Company Plan, has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, if applicable, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.10(z) of the Company Disclosure Schedule, including but not limited to any Company Plan, had been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Section 3.10(z) of the Company Disclosure Schedule, including but not limited to any Company Plan, has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, if applicable, including but not limited to the final regulations promulgated.

SECTION 3.11. Employee Benefits and Labor Matters.

(a) Section 3.11(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each Written Company Plan and identifies whether such Written Company Plan applies to current or former employees of the Company or only a specific Subsidiary thereof. Section 3.11(a)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of all current consultants, sales agents and other independent contractors who spend (or during the last three years spent) fifty percent or more of their working time on the business of the Company or any of its

Subsidiaries, other than persons who worked less than six months cumulatively for the Company or its Subsidiaries.

(b) No Company Plan is subject to Title IV of ERISA or Section 412 or 430 of the Code (including but not limited to by reason of being a “multiemployer plan,” within the meaning of Section 4001 of ERISA or other applicable Laws), and neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has any current or any contingent liability under Title IV of ERISA (other than insurance premiums satisfied in due course). None of the Company nor any of its ERISA Affiliates has ever contributed or been obligated to contribute to any “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code (including but not limited to by reason of being a multiemployer plan).

(c) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable: (i) the plan document (or if such Company Plan is not written, an accurate description of the material terms thereof) and related trust documents, custodial, or insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500, annual information returns and all schedules thereto with respect to Company Plans in which employees of the Company’s United States Subsidiaries are participants; (iii) any annual report, actuarial report, or disclosure materials submitted to any Governmental Authority or distributed to participants or beneficiaries in the current or any of the three preceding calendar years with respect to Company Plans in which employees of the Company’s United States Subsidiaries are participants; (iv) the most recent IRS determination letter and any advisory opinions or rulings by any Governmental Authority, compliance statements, closing agreements, or similar materials specific to such Company Plan, and pending requests relating to any of the foregoing with respect to Company Plans in which employees of the Company’s United States Subsidiaries are participants; (v) the most recent summary plan descriptions, summary of material modifications, and other material communications to current or former employees, consultants, sales agents, independent contractors, or directors regarding any Company Plan; (vi) employee manuals and handbooks; (vii) any written policies or procedures used in Company Plan administration; (viii) any service agreements; (ix) a summary of any dues it pays to the Histadrut Labor Organization and whether the Company or any Subsidiary participates in the expenses of any workers committee (Va’ad Ovdim) and (x) a summary of any dues the Company or its Subsidiaries pays to any employer organization including, without limitation, the Manufacturers Association of Israel.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, the Company Plans have been established and maintained in compliance in all material respects with their terms and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by all applicable provisions of ERISA, the Code, any and all governmental or court Orders, the Ordinance and other Laws. The Company Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws are so qualified, and any trusts intended to be exempt from United States federal income taxation or other Tax under the Code or other applicable Laws are so exempt. No event has occurred with respect to the operation of the Company Plans and, to the Knowledge of the Company, no circumstance exists that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty, Lien or Tax under ERISA, the Code, the Ordinance or any other applicable Laws. To the Knowledge of the Company, no event has occurred and no condition exists that could subject the Company or its Subsidiaries, by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability under by ERISA, the Code, the Ordinance or other applicable Laws.

(e) The Company has not employed or retained any employees whose employment would require special licenses, approvals or permits (such as foreign employees). Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, there are no unwritten Company policies or customs which, by extension, could entitle employees to benefits in addition to what they are entitled by Law or Contract. Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, there are no compensation increments or components that are wrongly classified (or not accounted for) as such with respect to applicable Tax Laws and are required to be reclassified as salary components. The Company has properly implemented and has applied, as of the commencement date of employment, all terms relating to the terms of its employees’ employment in all material respects.

(f) With respect to each Company Plan for which a separate fund of assets is required to be maintained, full and timely payment has been made or, to the extent permitted by applicable Law, reserved in the Financial Statements in accordance with IFRS of all amounts required of the Company, under the terms of each such Company Plan or applicable Law (determined without regard to any waiver of legally applicable funding requirements). The fair market value of the assets of each Company Plan applicable to the Company’s United States Subsidiaries and for which a separate fund of assets is required to be maintained under applicable United States Law, as of the end of the most recently ended plan year of each such Company Plan, equaled or exceeded the then present value of all benefits liabilities under each such Company Plan. Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, none of the assets of any Company Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate. To the extent any contribution or payment by the Company or any ERISA Affiliate is not required under applicable Laws to be made with respect to any Company Plan on or prior to March 31, 2011, such contribution or payment has been reflected on the Latest Balance Sheet. All amounts due or accrued for all salary, wages, bonuses, commissions, vacation and sick days have been remitted and paid in a timely fashion (or timely reserved for) in accordance with all applicable Laws and the terms of any applicable Company Plan, and no taxes, penalties or fees are owing under or in respect of any Company Plan other than in the ordinary course. The Company and its Subsidiaries have timely paid all outstanding material liabilities, fees, expenses and obligations due and payable with respect to any Company Plan to its employees, consultants, independent contractors, agents, directors, officers and any other Person who provides or has provided services to the Company or any of its Subsidiaries with respect to any Company Plan.

(g) With respect to each Company Plan and fiduciary or service provider thereof: (i) no Action by or before the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor, or any other Governmental Authority is pending or, to the Knowledge of the Company, threatened and (ii) no other Action is pending, or to the Knowledge of the Company, threatened, by any participant or beneficiary of any Company

Plan, other than routine claims for benefits in the ordinary course. To the Knowledge of the Company, there are no facts that could form a reasonable basis for any material Action with respect to any Company Plan and fiduciary or service provider thereof. All amounts that the Company or any of its Subsidiaries is legally or contractually required, pursuant to Israeli Law, (A) to deduct from former or current employees’ salaries, (B) to transfer to former or current employees’ pension arrangements, provident funds and Insurances, (C) to withhold from former or current employees’ salaries and benefits and (D) to pay to any Governmental Authority as required by the Ordinance, the National Insurance Law and the National Health Insurance Law of Israel or otherwise, have, in each case, been duly and timely deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligations to make any such deduction, transfer, withholding or payment other than with respect to those which have accrued but are not yet due and payable in the ordinary course of business.

(h) Except as provided in Section 3.11(h) of the Company Disclosure Schedule, none of the Company Plans provide for post-employment welfare benefits for any participant or beneficiary, except to the extent required by applicable state insurance laws and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or together with another event regardless of whether that other event has occurred or will occur) shall (i) result in any payment (whether of severance pay or otherwise) or benefit becoming due to any current or former employee, director, sales agent, consultant, independent contractor or any other Person, (ii) increase any benefits otherwise payable (or the number of individuals entitled to benefits) under any Company Plan, (iii) accelerate the time of payment, funding or vesting of any benefits under any Company Plan, except as may be required by Law, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) limit the right to merge, amend or terminate any Company Plan.

(j) No employees of the Company or its Subsidiaries are or have been represented by any labor union, labor organization or any other type of employee representative or representative body. Neither the Company nor any of its Subsidiaries has recognized any labor union or labor organization, nor has any labor union or labor organization been elected as the collective bargaining agent of any employees. Except as set forth on Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, otherwise bound by, negotiating or is subject to any liability under any collective bargaining agreement, collective labor, works council, or similar agreement or arrangement or union contract recognizing any labor organization as the bargaining agent of any employees, other than Extension Orders applicable to employees generally. To the Knowledge of the Company and except as set forth on Section 3.11(j) of the Company Disclosure Schedule, there has never been any attempt to organize any employees of the Company or any of its Subsidiaries nor has there ever been any union organization or collective bargaining activity involving any employees of the Company or any of its Subsidiaries, nor is there any threat of such. To the Knowledge of the Company, there has never been any representation or certification proceeding, and no trade union or union organization has applied or threatened to apply to be certified as the bargaining agent of any employee of the Company or any of its Subsidiaries. Except as set forth on Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its

Subsidiaries is a member in any employers’ association or organization that represents employers or bargains on behalf of employers in setting the terms or conditions of employment for employees, and no such association or organization has made or, to the Knowledge of the Company, intends to make, any demand for payment of any kind from the Company. There are and have been no picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances, unfair labor practice charges or complaints, or other labor disputes involving any of the current or former employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened.

(k) Except as set forth on Section 3.11(k) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with and have complied in all material respects with all Laws relating to labor and employment and Taxes, and all Contracts, termination notices, and obligations, collective bargaining agreements or arrangements, whether contractual or otherwise legally required relating to the terms of the employees’ employment therewith, including, without limitation, the provisions of the Collective Agreement for Pension Insurance in the Industry, all obligations imposed by Contract and all Laws relating to wage and hour, vacation, severance, employment of women, collective agreements and arrangements, the Worker Adjustment and Retraining Notification Act and any similar state, provincial or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, fair employment practices, the proper classification of employees and independent contractors, immigration, pay equity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and the keeping of records in relation to the foregoing. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, there has been no “mass layoff” or “plant closing” (as defined by WARN), collective redundancy or similar action with respect to the Company or any of its Subsidiaries and the transactions contemplated hereby will not result in “mass layoff” or “plant closing” under WARN. No (i) officer, (ii) executive or (iii) other employee of the Company or any Subsidiary whose function was or is essential to the business of the Company or any of its Subsidiaries has been dismissed in the 24 months immediately prior to the date of this Agreement.

(l) Except as provided in Section 3.11(l) of the Company Disclosure Schedule, each Person providing services to the Company and its Subsidiaries that has been classified as a consultant or independent contractor has been properly classified under all applicable Laws and the Company and its Subsidiaries will not suffer damages if such Persons were reclassified by the courts or any other authority as employees of the Company or any of its Subsidiaries. No current or former consultant or independent contractor of the Company and its Subsidiaries is entitled to any rights under any applicable Law or any Company Plan, including Laws relating to labor and employment and Tax of any applicable jurisdiction, which has not been afforded to such consultant or independent contractor by the Company or its Subsidiaries. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages or employs manpower employees or other temporary workers or any minors.

(m) All Options, Stock Appreciation Rights and Company Stock Plans have been appropriately authorized by the Board of Directors of the Company (or an appropriate committee thereof) and the shareholders of the Company, to the extent required under applicable

Law, including approval of the Option exercise price and Stock Appreciation Right base value and the substantive Option and Stock Appreciation Right terms. Without limiting any other representation in this Agreement, the Options and Stock Appreciation Rights treated as Company 102 Securities are in compliance with Section 102 of the Ordinance and the regulations promulgated thereunder.

(n) Since January 1, 2008, there has not been, nor are there currently, any investigations, inquiries, audits or other proceedings conducted by or on behalf of the Company or any of its Subsidiaries, the Board of Directors or any committee of the Board of Directors of the Company or any of its Subsidiaries (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination or harassment, or wage and hour practices with respect to any current or former director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries which, if determined adversely, would reasonably be expected to result in material liability (including as a result of adverse impact to reputation) to the Company or any of its Subsidiaries.

(o) Section 3.11(o) of the Company Disclosure Schedule sets forth a correct and complete list as of May 31, 2011 of: (i) all employees and (ii) employees who work in the United States and every other jurisdiction in which the Company or its Subsidiaries operate, each identified by specific location, employer of record, exempt or non-exempt status, specific exemption for exempt employees and their respective current benefits (including salary, share options, pension, vacation entitlement, prior notice to terminate, fringe benefits, travel pay, car maintenance, or car entitlements, bonuses, commissions, incentive compensation, job title, length of time remaining on employment term, termination benefits, and date of hire, entitlement to pension arrangement and any other provident fund (including manager’s insurance, pension fund and education fund), respective contribution rates and the salary basis for such contributions, and whether there are any confidentiality, non-competition and non-solicitation covenants applicable to such employees, consultants and independent contractors.

(p) Except as set forth in Section 3.11(p) of the Company Disclosure Schedule, since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened complaints, charges, claims, investigations, audits or agency proceedings against the Company or any of its Subsidiaries or involving any former or current employee or independent contractor of the Company before any Governmental Authority, and there are no complaints, charges, claims, disputes, investigations, audits or agency proceedings filed, pending or, to the Company’s Knowledge, threatened before any court, arbitrator, the Equal Employment Opportunity Commission, the Department of Labor (or any similar state agencies) or any other Governmental Authority based on, arising out of, in connection with or otherwise relating to the labor and employment practices of the Company, including, without limitation, all obligations imposed by Contract and all applicable Laws relating to wage and hour, vacation, WARN, collective bargaining, discrimination, civil rights, fair employment practices, the proper classification of employees or independent contractors, immigration, pay equity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes or any similar Tax, or the keeping of records in relation to the foregoing. There has not been and, to the Knowledge of the Company, there is no threat of any proceeding against the Company or any of its Subsidiaries relating to the alleged violation of any Contract, undertaking, promise or any other obligation pertaining to labor relations or employment matters.

(q)(i) No reportable event within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation (“PBGC”), has occurred with respect to any retirement plan of any ERISA Affiliate which is subject to Title IV of ERISA; (ii) to the Company’s Knowledge, no Company Plan nor any person who is a party in interest in respect of an Company Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (iii) no communication, report or disclosure to Company Plan participants or any Governmental Authority with respect to a Company Plan has been made which, at the time made, did not accurately reflect the material terms of such Company Plan; (iv) the Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Plan; and (v) the Company has not undertaken to maintain any Company Plan that is applicable to the Company’s United States Subsidiaries for any specific period of time and each such Company Plan that is applicable to the Company’s United States Subsidiaries is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Law, and without penalty or cost (other than routine administrative costs).

(r) Except as set forth on Section 3.11(r) of the Company Disclosure Schedule, (i) each Israeli Personnel’s employment is terminable for convenience at any time, without any amounts being owed to such individual other than entitlements required by Law or the express terms of his or her employment agreement, (ii) no employee of the Company or any of its Subsidiaries is on disability or other extended leave of absence, and (iii) each consulting or independent contractor agreement with the Company or any of its Subsidiaries can be terminated immediately and without penalty, with no more than the prior notice period set forth therein.

(s) Each Company Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) with respect to all contributions required to be made by the Company or a Subsidiary, is fully funded or has been properly accrued for on the Financial Statements; and (iii) if required to be registered or filed, has been registered or filed with the appropriate regulatory authorities and has been maintained in good standing with the appropriate regulatory authorities.

(t) The Company’s liability and each of its Subsidiaries’ liability with respect to any severance payment obligation toward the Israeli Personnels’ employment is fully funded or properly accrued on in its books in accordance with IFRS.

(u) To the Company’s Knowledge, no employee, consultant, director or officer of the Company or any of its Subsidiaries is in material violation of any term of any employment contract, confidentiality, non-competition or proprietary rights agreement or other agreement relating to the right of such individual to be employed by, or provide services to, the Company or any of its Subsidiaries, and to the Knowledge of the Company, no employee of the

Company or any of its Subsidiaries is a party to any confidentiality, noncompetition, proprietary rights or other such agreement with any Person that interferes with his or her ability to perform his or her obligations to the Company or its Subsidiaries.

(v) All of the individuals who work in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration laws relating to the employment of non-United States citizens applicable in the state in which the employees are employed. All individuals who work outside of the United States are legally entitled to work in the country in which the individuals work.

(w) Section 3.11(w) of the Company Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries whose employment terms are not reduced to writing and are based primarily or exclusively on action taken by the Board of Directors (or applicable governing body) of the Company or its Subsidiaries, as applicable, including, without limitation, Dr. Yaacov Zerem, including a description of all material rights, benefits and payments (including upon termination) that each such employee is entitled to. Except as set forth on Section 3.11(w) of the Company Disclosure Schedule, no such employee is entitled to any material right, benefit or compensation as a result of their employment by the Company or its Subsidiaries or the termination thereof.

SECTION 3.12. Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and at all times has been, in compliance, in all material respects, with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws or relating to a Release or threatened Release of or exposure to Hazardous Materials or potentially contaminating materials that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or formerly owned, occupied, operated, or leased by the Company or any of its Subsidiaries that reasonably could result in Environmental Liabilities in excess of $100,000 for any such Action or $500,000 for all such Actions in the aggregate. Neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, indemnification, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, except for customary representations and undertakings under Company Contracts that the Company does not and will not violate Environmental Laws. Neither the Company nor any of its Subsidiaries has caused or allowed the Release of or exposure to any Person of any Hazardous Materials at, on or about any property currently or formerly owned, occupied, operated, leased or used by the Company or any of its Subsidiaries. None of the properties currently owned, occupied, operated or leased by the Company or any of its Subsidiaries, to the Knowledge of the Company, contain or have ever contained any underground storage tanks, landfills, dumps, surface impoundments, wastewater lagoons, underground injection wells, waste disposal areas, asbestos or asbestos-containing materials, polychlorinated biphenyls or other Hazardous Materials or potentially contaminating materials. To the Company’s Knowledge, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, occupied, operated or leased by the Company or any of its Subsidiaries (including any property to or at which the Company or any of its Subsidiaries held, handled, transported or arranged for the disposal or treatment of Hazardous Materials) that could reasonably be expected to result in the Company or any of its Subsidiaries incurring any material Environmental Liabilities.

(b) The Company has provided or made available to Parent copies of the most recent reports and studies and all records in its possession or reasonable control required to be maintained under applicable Law describing or relating to Hazardous Materials present at, in or around any property currently or formerly owned, occupied, operated, leased or used by the Company or any of its Subsidiaries (including their respective successors), including, but not limited to, any Phase I, Phase II or Phase III Environmental Site Assessment or similar assessments of environmental conditions at, in or around such property. The Company has not received any reports or studies indicating the presence of Hazardous Materials at, in or around any property currently or formerly owned, occupied, operated, leased or used by the Company or any of its Subsidiaries (including their respective successors) as a result of which the Company or its Subsidiaries may be liable for any material Environmental Liabilities.

SECTION 3.13. Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be publicly filed or publicly disclosed under any Israeli Securities Law and (ii) each of the following to which the Company or any of its Subsidiaries is a party or by which they are bound:

(i) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the activity of any Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii) partnership or joint venture agreements;

(iii) Contracts for the acquisition or sale of shares or businesses (including by merger, purchase or sale of stock or assets) entered into since January 1, 2007 or currently under negotiation;

(iv) Government Contracts;

(v) loan or credit agreements, mortgages, indentures, notes or other Contracts or instruments evidencing indebtedness for borrowed money or any Contracts or instruments pursuant to which indebtedness for borrowed money may be incurred or is or may be guaranteed by the Company or any of its Subsidiaries;

(vi) financial derivatives master agreements or confirmation or futures account opening agreements, evidencing financial hedging or similar trading activities;

(vii) voting, shareholders, investor rights, preemptive rights, or similar agreements or registration rights agreements to which the Company or its Subsidiaries are a party or of which the Company has Knowledge, and Contracts with officers, directors or “controlling shareholders” of the Company (as this term is defined in the Israeli Companies Law), or officers, directors or shareholders of its Subsidiaries, excluding in each case intercompany Contracts between or among the Company and its Subsidiaries;

(viii) mortgages, pledges, security agreements, deeds of trust or other Contracts granting or creating a Lien on any material property or assets of the Company or any of its Subsidiaries;

(ix) customer, client, sales representative, distributor or supplier Contracts that involved consideration (whether or not in the form of cash) in fiscal year 2010 in excess of $500,000 (excluding individual purchase orders that do not involve consideration of $500,000 or more) or that involve consideration (whether or not in the form of cash) in fiscal year 2011 in excess of $500,000;

(x) Contracts (other than customer, client, sales representative, distributor or supplier Contracts) that commit the Company or its Subsidiaries to pay (or entitles the Company or its Subsidiaries to receive) total consideration (whether or not in the form of cash) greater than $500,000;

(xi) Contracts that obligate the Company or its Subsidiaries to buy or construct a capital asset with a purchase price or construction cost greater than $500,000;

(xii) employment, consulting, severance, retention, non-solicitation and non-competition agreements with any current or former director, employee, officer or individual consultant (other than at-will employment letters or agreements or consulting agreements that may be terminated on 30 days notice or less without any payment or penalty or any other obligation of the Company or its Subsidiaries after the date of termination) to the extent payments (other than payments for services rendered) are or could be owing thereunder to such individual on or after the Closing Date;

(xiii) any material settlement agreement with any Person with respect to which payments are or may be owing on or after the Closing Date or any settlement agreements with any Governmental Authority;

(xiv) agreements that provide for “earn outs” or other contingent payments or other agreements relating to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or group of assets under which the contractual payment obligations thereunder (including any reimbursement, indemnification or contribution obligations) have not been satisfied in full or will remain outstanding on or after the Closing Date;

(xv) Contracts containing minimum purchase requirements in excess of $500,000 on the part of the Company or any of its Subsidiaries in any 12 month period;

(xvi) Contracts with customers or suppliers containing “most favored nation” or discount pricing or any refund provisions;

(xvii) “standstill” or similar agreements;

(xviii) Contracts that require or restrict or otherwise limit the payment of dividends or other distributions;

(xix) Contracts entered into in the past seven years that expressly provide for material indemnification or contribution obligations of the Company or its Subsidiaries (other than general warranty obligations, non-disclosure agreements or Contracts entered into in the ordinary course of business with customers, distributors and suppliers) and not otherwise listed pursuant to another item in this Section 3.13;

(xx) The following Contracts, to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole: (A) lease or rental Contracts, (B) product design or development Contracts, (C) in-bound or out-bound license or royalty Contracts, (D) merchandising, sales representative or distribution Contracts, (E) Contracts granting a right of first refusal or first negotiation that will be in effect following the Closing and (F) any other Contract required to be listed in the Company’s annual report filed with the ISA with respect to the year ended December 31, 2010; and

(xxi) commitments or agreements to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, each a “Material Contract”).

(b) The Company has heretofore made available to Parent correct and complete copies of each Material Contract (other than any Contracts to which Ophir Japan Ltd. is a party which are not memorialized in writing) together with any and all amendments and supplements thereto and any material “side letters” and similar documentation relating thereto. Each Material Contract that has not been terminated is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries that are parties thereto, subject only to the Bankruptcy and Equity Exception. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that each and every Material Contract shall continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, reasonably could constitute such a default thereunder by the Company or its applicable Subsidiaries party thereto, except for such defaults as would not reasonably be expected to trigger any payments or penalties or otherwise materially impair any material rights or benefits of the Company and its applicable Subsidiaries under such Company Contract. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both reasonably could constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has since January 1, 2010 (i) received any notice of termination or cancellation of (or of any intent not to renew) any Material Contract or any cancellation of any order with a value in excess of $500,000 under any Material Contract, (ii) received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or (iii) granted to any third party any rights, adverse or otherwise, that would constitute a breach or violation of any Company Contract.

(c) Set forth in Section 3.13(c) of the Company Disclosure Schedule is a list and description of each Government Contract Bid for which an award has not been made prior to the date of this Agreement.

SECTION 3.14. Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto, owned by the Company or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased or licensed by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company and its applicable Subsidiaries have good and marketable title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Section 3.14(a) of the Company Disclosure Schedule and (B) any Permitted Exceptions. The Company Properties constitute all interests in real property used, occupied or held for use in connection with the business of the Company and its Subsidiaries as conducted. All of the Company Properties and any buildings, fixtures and improvements thereon (i) are in good operating condition (subject to normal wear and tear) and (ii) are suitable, sufficient and appropriate in all material respects for their current and proposed uses. None of the improvements located on the Company Properties constitute a non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Parent true, correct and complete copies of (x) all deeds, title reports and surveys for the Owned Properties and (y) all Real Property Leases, together with all amendments, modifications or supplements thereto. Except for the Real Property Leases set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company Properties are not subject to any leases or any rights of first refusal, options to purchase or rights of occupancy.

(b) Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold or licensed interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens, other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Neither the Company nor any Subsidiary is in default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a default by the Company, its applicable Subsidiary or any counter-party thereunder. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company, no party to any Real Property Lease has exercised any termination rights (or indicated any intent not to renew the leasehold term) with respect thereto. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, and except for Other Approvals, no Real Property Lease has any change of control, anti-assignment or similar provision that would require notice to or the consent of any Person as a result of the execution of this Agreement or the consummation of any of the Transactions.

(c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that could affect any Company Property or any part thereof, and to the Knowledge of the Company, none of the Company and its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d) None of the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring or requesting any structural or other repairs or alterations to such Company Property.

(e) There is no currently due and payable Tax, levy or charge of any kind whatsoever in respect of the Company Properties or in connection with the Company’s use or right in such properties except for Permitted Exceptions, and the Company is not under any obligation to pay any such Taxes, levies or charges to any third party, including any Governmental Authority or the Israeli Land Administration, except in each case as required under Real Property Leases or as required by Law. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, the Company has obtained all necessary Permits to own, lease, occupy, possess or use the Company Properties (including building permits) and all of such Permits are in full force and effect. There are no outstanding Actions (nor to the Company’s Knowledge are any Actions threatened) in connection with or arising from the Company’s or its Subsidiaries’ possession or use of any Company Properties nor are there any pending (or to the Company’s Knowledge, threatened) Actions against any of the Company’s or its Subsidiaries’ officers or directors in connection therewith.

SECTION 3.15. Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Section 3.15(a) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Each item of Company Intellectual Property listed in Section 3.15(a) of the Company Disclosure Schedule is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s and its Subsidiaries’ interest therein and the chain of title thereof.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Intellectual Property and all Company Technology that is not solely and exclusively owned by the Company or its Subsidiaries. The Company and/or one of its wholly-owned Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to make, sell, license, and otherwise use Company Intellectual Property and Company Technology worldwide in connection with the business of the Company and its Subsidiaries as conducted. The Company Intellectual Property and Company Technology includes all Intellectual Property and Technology used or held for use in connection with the operation of the businesses of the Company and its Subsidiaries as conducted, and there is no other Intellectual Property or Technology that is material to or necessary for the operation of the businesses of the Company and its Subsidiaries as conducted, or for the continued operation of the business of the Company and its Subsidiaries as conducted (including by the Surviving Corporation after the Merger), except for shrink-wrap or other off-the-shelf Intellectual Property that may be readily purchased or licensed from a third party on reasonable terms. The Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to the Company Intellectual Property purported to be owned by the Company or one of its Subsidiaries, free and clear of all Liens, exclusive licenses, and non-exclusive licenses not granted in the ordinary course of business consistent with past practice, or any obligation to grant any of the foregoing. The use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Intellectual Property and the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses have not and do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action, which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting, challenging, or seeking to deny or restrict the right of the Company (including the Surviving Corporation after the Merger) or any of its Subsidiaries to use, distribute, sell, exercise, lease, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received any written notice of any such threatened claim nor, to the Knowledge of the Company, are there any facts or circumstances that reasonably could form the basis for any claim against the Company (including the Surviving Corporation after the Merger) or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology in any material respect. The Company Intellectual Property and Company Technology owned or exclusively licensed by the Company or its Subsidiaries are (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding judgment, injunction, order, decree, ruling or agreement impairing, restricting or otherwise adversely affecting the Company’s or any of its Subsidiaries’ use or licensing thereof or rights thereto, or that would impair the validity or enforceability thereof. Neither the Company nor any of its Subsidiaries has received any notification that a license under any other Person’s Intellectual Property is or may be required. Neither the Company nor any of its Subsidiaries has made any offers of licenses to resolve any alleged infringement of Company Intellectual Property or Company Technology or charges of infringement under any Company Intellectual Property that have been declined. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have sought opinions of counsel regarding any patent validity or infringement issues, nor has the Company or its Subsidiaries made a determination that there is or was a potential issue of patent infringement relating to their respective businesses.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, each Person, including each present employee, independent contractor or consultant who conceived, developed or created or participated in creating any part of any material Company Intellectual Property or material Company Technology, has executed a valid and enforceable agreement with the Company and/or one of its wholly-owned Subsidiaries, as applicable, that (i) conveys to the Company or its applicable wholly-owned Subsidiary any and all right (including moral rights), title and interest in and to all Intellectual Property or Technology developed or contributed to by such Person in connection with such Person’s engagement with the Company or Subsidiary (as applicable), (ii) requires such Person, during and after the term of employment or Contract, to cooperate with the Company or the applicable Subsidiary in the prosecution of any Patent applications or other application to register or protect any other applicable Intellectual Property filed in connection with such Intellectual Property, and (iii) obligates the employee, consultant or independent contractor to keep any confidential information of the Company and its Subsidiaries, including Trade Secrets, confidential both during and, for a reasonable time, after the term of employment or Contract. All amounts payable by the Company or any of its applicable Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property or Company Technology have been paid in full and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to employees or independent contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, all current and former employees of the Company or its Israeli Subsidiaries have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under section 134 of the Israeli Patent Law 1967. To the Knowledge of the Company, no Person, including current and former employees or consultants, has excluded Intellectual Property and/or Technology made or conceived prior to such Person’s employment with or work for the Company or any of its Subsidiaries from such Person’s assignment of inventions pursuant to such proprietary invention agreements. To the Knowledge of the Company and except as set forth in Section 3.15(d) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any Company Intellectual Property or Company Technology, in whole or in part, has performed services for, or was an employee of, or was otherwise engaged by any third party during or prior to the time of such Person’s employment or engagement by the Company or its applicable Subsidiaries, in a manner that may provide the basis for any claim, interest, or right of such third party with respect to any owned Company Intellectual Property or owned Company Technology.

(e) No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person, other than pursuant to a written confidentiality or non-disclosure agreement prohibiting the unauthorized disclosure and use of the Company Intellectual Property or Company Technology. To the Company’s Knowledge, no employee, contractor or agent of the Company or any of its Subsidiaries or any other Person is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or Company Technology or any other Intellectual Property or Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company and its Subsidiaries. No rights in any Company products, Software or services have been transferred or granted to any other Person except for non-exclusive licenses of Company products granted by the Company or its Subsidiaries to their customers in the ordinary course of business.

(f) Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned by the Company or any of its Subsidiaries, or (ii) used or incorporated by the Company or its Subsidiaries in their businesses or Products and not owned by the Company or its Subsidiaries, in either case other than Software that is readily available on reasonable terms through commercial distributors or in consumer retail stores for an annual license fee of less than $100,000.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (i) forms part of the Technology owned or licensed, and relied upon in any material respect, by the Company or any Subsidiary, (ii) was or is embodied or incorporated, in whole or in part, into any Products, or (iii) was or is used in connection with the development of any Technology owned and relied upon in any material respect by the Company or any Subsidiary.

(h) The Company and its Subsidiaries own, lease or license all Technology, including Software, hardware, and computer equipment (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses as conducted. The data storage and transmittal capability, functionality and performance of each individual item in the Computer Systems and the Computer Systems as a whole are satisfactory in all material respects for the Company’s and its Subsidiaries’ businesses as conducted. The Computer Systems have not failed in any material manner or been compromised to any material extent and, to the Company’s Knowledge, the data which they process has not been corrupted or accessed by any unauthorized Person. The Company and its Subsidiaries have taken all reasonable steps in accordance with prudent industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

(i) Section 3.15(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company IP Contracts that are in force, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof), indicating for each such Company IP Contract the title, parties thereto, date executed and whether it is exclusive.

(j) The Company has made available to Parent and Merger Sub accurate and complete copies of all Company IP Contracts set forth on Section 3.15(i) of the Company Disclosure Schedule. Each of the Company IP Contracts set forth on Section 3.15(i) of the Company Disclosure Schedule is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms. With respect to each of the Company IP Contracts set forth on Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default in any material respect thereof, nor, to the Company’s Knowledge, has any event occurred which, with notice or the lapse of time, or both, would give rise to such a default by the Company or any of its Subsidiaries, as applicable. Neither the execution of this Agreement nor the consummation of any of the Transactions shall, by itself, constitute a default under, give rise to cancellation rights under, or otherwise materially adversely affect any of the rights of the Company or any of its Subsidiaries under any Company IP Contract. There are no Contracts or arrangements to which the Company or any Subsidiary is a party under which any Governmental Authority acquires rights with respect to any owned or exclusively licensed Company Software or owned or exclusively licensed Company Intellectual Property greater than “limited rights” with respect to “technical data” as defined by the provisions of DFAR 252.227-7013 (Nov. 1995) or “restricted rights” with respect to Software as defined by the provisions of DFAR 252.227-7014 (June 1995), nor has any Governmental Authority acquired any rights outside of any such Contracts, arrangements or subcontract as the result of providing any funding relating to the development of any Company Intellectual Property, including any government rights and prerogatives as defined under the Israeli Patents Law, 1967 including rights under Section 55, Chapter 6 and Chapter 8 thereof.

(k) Consummation of the Transactions will not trigger (i) the creation of any Lien on any Company Intellectual Property or Company Technology, (ii) Parent or any of its Affiliates (other than the Company or its Affiliates) being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, to which the Company or its Subsidiaries is bound or subject on the date hereof, or (iii) Parent or any of its Affiliates, or the Company (including the Surviving Corporation) or any of its Subsidiaries, being obligated to pay any royalties, honoraria, fees or other payments to any Person with respect to any Company Intellectual Property or Company Technology in excess of those payable by the Company and/or its applicable Subsidiaries on the date hereof.

(l) Except as set forth in Section 3.15(l) of the Company Disclosure Schedule, no university, military, educational institution, research center, Governmental Authority, entity owned or controlled by any Governmental Authority, or other organization (each, an “R&D Sponsor”) has sponsored or provided funding for research and development conducted in connection with the business of the Company and its Subsidiaries as conducted, or has any claim of right to, ownership of or other Lien on any owned or exclusively licensed Company Intellectual Property or owned or exclusively licensed Company Technology. Neither the Company nor any of its Subsidiaries has participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Company Intellectual Property or Company Technology or restrict the ability of the Company or any of its Subsidiaries to enforce, license or exclude others from using any Company Intellectual Property or Company Technology. No Person (including any current and former employee, consultant or independent contractor of the Company or any of its Subsidiaries) who is or was involved in, or who has or will have contributed to, the creation or development of any of the owned Company Intellectual Property or owned Company Technology has performed services for, was an employee of, or was otherwise engaged (including to the Knowledge of the Company as a graduate student) by any R&D Sponsor, during the time period in which such Person was engaged by the Company or any of its Subsidiaries or during the period such Person would be deemed under applicable Law to have contributed to the creation or development of Company Intellectual Property or Company Technology.

(m) The Company and each of the Subsidiaries has complied with all applicable Laws and with all applicable Contracts relating to the placement of legends or restrictive markings on technical data, Software and other proprietary assets to ensure that no Governmental Authority or other person or entity is able to acquire any unlimited rights with respect to such technical data, computer software or Company Intellectual Property.

SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the deductibles, type and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and with terms and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default under, or permit termination or modification of, any of the Policies. No notice of cancellation or termination or intent not to renew has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the Transactions shall not, in and of itself, cause the revocation, cancellation or termination of any Policy. No carrier or underwriter of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers or underwriters in connection with the filing of any claims.

SECTION 3.17. Brokers and Other Advisors; Transaction Expenses.

(i) Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement. The Company has furnished or made available to Parent and Merger Sub a complete and correct copy of all Contracts between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, pursuant to which such third party would be entitled to any payment in connection with this Agreement or the consummation of the Transactions other than the Transaction Expenses.

(ii) Section 3.17(ii) of the Company Disclosure Schedule sets forth the Transaction Expenses paid through the date hereof by or on behalf of the Company and its

Subsidiaries and the Company’s current good faith estimate of the aggregate amount of all Transaction Expenses that will be payable through and as a result of the Closing.

SECTION 3.18. Takeover Statutes and Rights Plans. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Charter Documents is applicable to the Merger or the other Transactions. The Company does not have in effect any “poison pill” or similar plan or agreement which could delay, render more expensive, or have a dilutive or otherwise adverse effect as a result of, the consummation of the Merger or the Transactions contemplated hereby.

SECTION 3.19. Tangible Personal Property.

(a) The Company and its Subsidiaries have good and marketable title to all tangible personal property purported to be owned by the Company and its Subsidiaries free and clear of Liens, other than the Permitted Exceptions. All such items of tangible personal property are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are owned, used or held for use.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth all leases of personal property involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound (“Personal Property Leases”). All items of personal property subject to the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used or held for use, and such property is in all material respects in the condition required of such property by the terms of the Personal Property Lease applicable thereto during the term thereof. The Company has delivered to Parent true, correct and complete copies of all Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company and each of its applicable Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary thereof has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary thereof under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any Personal Property Lease, and no party to any Personal Property Lease has exercised any termination rights with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the Transactions by themselves will result in any payment, penalty, breach or termination under any Personal Property Lease, and all such Personal Property Leases shall remain in full force and effect for the benefit of the Surviving Corporation and its applicable Subsidiaries immediately after the Effective Time.

SECTION 3.20. Government Contracts. In connection with the business of the Company and its Subsidiaries:

(a) With respect to each Government Contract and Government Contract Bid, (i) each of the Company, its Subsidiaries and their respective Affiliates has at all times complied in all material respects with the terms and conditions of such Government Contract; (ii) each of the Company, its Subsidiaries and their respective Affiliates have complied in all material respects with all applicable Laws or Contracts pertaining to such Government Contract or Government Contract Bid; (iii) all representations, warranties and certifications executed, acknowledged or set forth in or pertaining to each such Government Contract or Government Contract Bid were complete and correct in all material respects as of their effective date and each of the Company, its Subsidiaries and their respective Affiliates have complied with all such representations, warranties and certifications; (iv) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified in writing the Company, its Subsidiaries or any of their respective Affiliates, that the Company, its Subsidiaries or any such Affiliate has breached or violated any Law, enactment, certification, regulation, representation, clause, provision or requirement pertaining to any such Government Contract or Government Contract Bid; (v) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such Government Contract; (vi) to the Knowledge of the Company, no claim for costs incurred by the Company, its Subsidiaries or any of their respective Affiliates pertaining to such Government Contract has been challenged, is the subject of any investigation (other than in connection with a routine audit) or has been disallowed by any Governmental Authority and (vii) no money due to the Company or any of its Subsidiaries pertaining to any such Government Contract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of the Company, the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto.

(b) None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants, contractors or agents is or at any time has been, under or received any notice of any planned or threatened Action by or before any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract or Government Contract Bid and none of the Company, its Subsidiaries or any of their respective Affiliates has conducted or initiated any internal investigation or inquiry (other than an informal investigation or inquiry that was resolved without the need for further action) or made a voluntary disclosure to any Governmental Authority with respect to any actual or suspected violation of Law arising under or relating to any a Government Contract or Government Contract Bid.

(c) There are (i) no outstanding Actions against or involving the Company, its Subsidiaries or any of their respective Affiliates, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising out of or relating to any Government Contract and (ii) no disputes between the Company, its Subsidiaries or their respective Affiliates, on the one hand, and any Governmental Authority, on the other hand, under any applicable Law, including the Contract Disputes Act of 1978, as amended (41 U.S.C. 601-613), or between the Company, its Subsidiaries and their respective Affiliates, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract. To the Knowledge of the Company, none of the Company, its Subsidiaries nor their respective Affiliates has any direct or indirect financial interest in any pending or potential Action against or involving any Governmental Authority or any prime contractor, subcontractor or vendor arising out of or relating to any Government Contract.

(d) None of the Company, its Subsidiaries or any of their respective Affiliates has been debarred or suspended from participation in the award of Contracts with any Governmental Authority. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or any of their respective Affiliates, or any director, officer or employee of the Company, its Subsidiaries or any of their respective Affiliates. The Company’s and its Subsidiaries’ cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements included in the Filed Company ISA Documents with respect to the Government Contracts have at all times been in compliance in all material respects with applicable Laws.

(e) All test and inspection results provided by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract of any article designed, engineered, manufactured or repaired by the Company, its Subsidiaries or any of their respective Affiliates were complete and correct in all material respects. The Company and its Subsidiaries have provided all test and inspection results to any Governmental Authority or to any other Person pursuant to a Government Contract as required by applicable Laws and the terms of the applicable Government Contract.

(f) To the Knowledge of the Company, no statement, representation or warranty made by the Company, its Subsidiaries or any of their respective Affiliates to any Governmental Authority in connection with any Government Contract or to another party where the ultimate contracting party is a Governmental Authority contained any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(g) None of the Company, its Subsidiaries or any of their respective Affiliates is in possession of any material property owned by any Governmental Authority, including material, tooling and test equipment, provided or necessary to perform the obligations under, or for which the Surviving Corporation could be held accountable under, any Government Contracts.

(h) Each Government Contract was entered into in the ordinary course of business.

(i) No reasonable basis exists to give rise to a claim against the Company or its Subsidiaries for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract or Government Contract Bid under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other laws adopted by any other Government Authority, as applicable. The Company, its

Subsidiaries and their respective Affiliates, have not made any mandatory disclosure under FAR 52.203-13(b)(3) or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid, and there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3).

(j) There are no outstanding claims against the Company, its Subsidiaries, and their respective Affiliates, either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid. There are no outstanding disputes between the Company, its Subsidiaries and their respective Affiliates on the one hand, and any Governmental Authority, on the other hand, under the Contract Disputes Act or any other federal statute, or between the Company, its Subsidiaries, and their respective Affiliates, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Contract Bid.

SECTION 3.21. Indebtedness. Section 3.21 of the Company Disclosure Schedule sets forth as of May 31, 2011 all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary thereof has payment commitments of any kind or nature, except for capital leases, deferred purchase price for property or services, and trade accounts payable incurred in the ordinary course of business. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

SECTION 3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no officer, director or other interested party (ba’al inyan) of the Company or any of its wholly owned Subsidiaries, nor any member of his or her immediate family or any of their respective Affiliates (collectively, “Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company nor any of its Subsidiaries owe any amount to, nor has the Company nor any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, in each case other than on arm’s-length terms, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral) other than on arm’s-length terms, (iii) owns any direct or indirect interest (other than through the Company) in any tangible or intangible property or rights used by the Company or any of its Subsidiaries, other than on arm’s-length terms, (iv) has made any written or, to the Knowledge of the Company, oral, claim against the Company or any of its Subsidiaries or (v) to the Knowledge of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, in each case, other than on arm’s-length terms or as disclosed by the Company in the Company Filed ISA Documents.

SECTION 3.23. Product Defects; Product Warranties; Product Returns. All products manufactured, sold, leased, licensed, distributed or delivered, and all services provided, by the Company or any of its Subsidiaries (“Products”) comply and at all times have complied in all material respects with the requirements of all applicable Laws and Contracts. The Company and its Subsidiaries have no liability and there is no pending, or to the Knowledge of the Company, threatened claim against any of them that would give rise to any liability for replacement or repair of any Product or for damages in connection therewith, except liabilities or claims in amounts that would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company has provided Parent with complete and current copies of all warranty, refund and return policies to the extent such policies are not readily available in English as of the date hereof on the Company’s website. Other than such policies and as provided in Contracts of which true and complete copies have been provided to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries has extended or is obligated to honor any warranty, request for refunds or return rights with respect to any Products. Neither the Company nor any Subsidiary has instituted or been requested or required to implement any product recall of any Products, nor is there, to the Knowledge of the Company, any basis under which the Company or any of its Subsidiaries reasonably could be required to implement any product recall of any Products. All warranty claims and product returns and requests for refunds relating to Products have been immaterial in volume or dollar amounts and, except as set forth on Section 3.23 of the Company Disclosure Schedule, no particular Product or model of Product has been involved in more than five percent (5%) of all product warranty, return or refund requests (whether measured by number of units involved or dollar amounts of claims).

SECTION 3.24. ISO 9001 Compliance. The Company and its Subsidiaries have implemented the ISO 9001:2008 standards for quality management and have achieved and maintained ISO 9001:2008 certification, and since implementation of such standards and receipt of such certification, the Company and its Subsidiaries have complied in all materials respects with such standards and there is no pending or, to the Company’s Knowledge, threatened, audit, repeal, failure to renew or challenge to any such certifications.

SECTION 3.25. Customers and Suppliers.

(a) Section 3.25(a) of the Company Disclosure Schedule lists, by year, for each of the past two fiscal years (2009 and 2010): (i) the top 20 customers of the Company and its Subsidiaries on a consolidated basis and the top 5 customers in each of the Company’s fields of operations and amount of purchases by each such customer per fiscal year, and (ii) the top 20 suppliers of the Company and its Subsidiaries on a consolidated basis and the top 5 suppliers in each of the Company’s fields of operations and amount of good/services sold to the Company and its Subsidiaries by each such supplier per fiscal year. Except as expressly indicated on Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is dependent upon any single supplier and no single customer accounted for more than 5% of the consolidated revenues of the Company for the year ended December 31, 2010.

(b) Except as set forth on Section 3.25(b) of the Company Disclosure Schedule, (A) no supplier listed in Section 3.25(a) of the Company Disclosure Schedule has (i) stopped or materially decreased or threatened to stop or materially decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or (ii) other than in the ordinary course of business, increased or announced an intent to increase the cost of such materials, products or services, and (B) other than in the ordinary course of business, no customer listed on Section 3.25(a) of the Company Disclosure Schedule has (x) stopped or materially decreased or threatened to stop or materially decrease the rate of purchasing Products from the Company or its Subsidiaries or (y) reduced or, to the Knowledge of the Company, intends to reduce the amount paid for Products purchased from the Company or its Subsidiaries.

(c) Section 3.25(c) of the Company Disclosure Schedule sets forth the aggregate amount of customer deposits as of May 31, 2011, including a description of the specific entities holding such deposits, the applicable customers and the relevant Product(s) and customer for any deposits greater than $200,000 individually or $1,000,000 in the aggregate. No customer has advised the Company or any of its Subsidiaries that it is cancelling or intends to cancel any orders as a result of which any deposits greater than $50,000 individually or $100,000 in the aggregate would be required to be returned, or has established any delivery deadlines by which applicable Products must be delivered to avoid a default, order termination or trigger a refund.

SECTION 3.26. Accounts Receivable.

(a) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are valid obligations owing to the Company and its Subsidiaries.

(b) Except as set forth on Section 3.26(b) of the Company Disclosure Schedule as of May 31, 2011, none of the accounts receivable are overdue with respect to their payment terms by more than 30 days, nor has the Company nor any of its Subsidiaries amended or waived any payment terms, including, without limitation, to reduce the amount owed or extend the time of payment, except for amendments or waivers in the ordinary course of business that are not material in amounts either individually or in the aggregate.

(c) No payor of any of such accounts receivable has provided the Company or its Subsidiaries notice that it does not intend to timely pay such accounts receivable in full. To the Knowledge of the Company, the payors of all accounts receivable of the Company and its Subsidiaries are able to timely pay such receivables in the ordinary course of business consistent with past practices at the aggregate recorded amounts thereof.

SECTION 3.27. No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no third party is authorized to make any such representations and warranties on behalf of the Company.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the Laws of the jurisdiction of its incorporation, and has the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as currently conducted.

SECTION 4.2. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of Parent’s and Merger Sub’s obligations under this Agreement, and the consummation of the Merger by Merger Sub, have been duly authorized and approved by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate or shareholder action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of their obligations under this Agreement or the consummation by them of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Merger Sub of the Merger, nor compliance by Parent or Merger Sub with their respective obligations hereunder would (i) conflict with or violate any provision of the articles or certificate of incorporation, articles of association or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, or any Orders of any Governmental Authority applicable to Parent or any of its Subsidiaries or (y) violate, conflict with, result in the loss of any benefit under, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party, or by which they or any of their respective properties or assets is or may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Neither Parent, Merger Sub nor any Person holding twenty-five percent (25%) or more of either the voting rights or the right to appoint directors of Parent or Merger Sub owns any Company Ordinary Shares.

SECTION 4.3. Governmental Approvals. Except for the issuance of the Certificate of Merger by the Companies Registrar and assuming the Required Regulatory Consents and the Other Approvals are obtained, made or given (in the case of filing or notice only requirements), no consents or approvals of, or notices to or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of Parent and

Merger Sub’s obligations under this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no material business activities or operations, other than activities related to or in anticipation of the proposed Merger.

SECTION 4.5. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Headwaters MB, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.6. Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened by or against Parent or Merger Sub that seeks to restrain the consummation of the Merger or which, if adversely determined, reasonably would be expected to result in a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, decree, injunction or settlement of or with any Governmental Authority that reasonably would be expected to result in a Parent Material Adverse Effect.

SECTION 4.7. Available Funds. Parent will have sufficient cash available to pay the aggregate Merger Consideration and any other amounts payable as and when due and payable by Parent or Merger Sub hereunder.

SECTION 4.8. No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, neither Parent nor Merger Sub is making and has not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no third party is authorized to make any such representations and warranties on behalf of Parent or Merger Sub.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of Immediate Reports; Company Shareholder Meeting.

(a) As required under Israeli Law, following the date of this Agreement, the Company shall file an immediate report with the ISA and the TASE, announcing the execution of this Agreement and including details of the Merger as required under Israeli Securities Law and all other then-required public disclosures regarding this Agreement and the Transactions contemplated hereby (the “Signing Immediate Report”). As soon as practicable thereafter, the Company shall prepare a second immediate report and a notice for a special meeting of the Company’s shareholders (together with any adjournment or postponement thereof, the “Company Shareholder Meeting”) to be held solely for the purpose of seeking the Company

Shareholder Approval and the Shareholder Dividend Approval and such other matters that are reasonably required or advisable to accomplish the purpose and intent of this Agreement (such second immediate report and notice, and any other materials required to be provided to the Company’s shareholders in connection with the Merger, seeking and obtaining the Company Shareholder Approval and the Shareholder Dividend Approval and such other reasonably required or advisable matters, the “Shareholders Meeting Immediate Report”). The Signing Immediate Report and the Shareholders Meeting Immediate Report shall be prepared by the Company in accordance with and comply at all times with the requirements of applicable Law, including the Israeli Companies Law and the Israeli Securities Law and the rules, regulations and orders promulgated thereunder. If at any time prior to the Effective Time any event shall occur, or any fact or information shall be discovered, that is required by Law to be set forth in an amendment of or a supplement to the Signing Immediate Report or the Shareholders Meeting Immediate Report, as the case may be, the Company shall promptly prepare such amendment or supplement and cause such amendment or supplement to be promptly filed with the ISA and TASE and distributed to the shareholders of the Company if legally required.

(b) As soon as reasonably practicable, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting pursuant to the Shareholders Meeting Immediate Report, solely for the purpose of obtaining the Company Shareholder Approval and the Shareholder Dividend Approval and such other matters that are reasonably required or advisable to accomplish the purpose and intent of this Agreement. The Company Shareholder Meeting shall be held no later than 180 days after the date of this Agreement; provided, that if any Required Regulatory Consents have not been obtained or given to Parent’s satisfaction before the end of such 180 day period, the Company may defer or postpone the Company Shareholder Meeting until such Required Regulatory Consents are received (but in no event may the Company defer the Company Shareholder Meeting to or beyond the Termination Date). The Company shall publish notice of the Company Shareholder Meeting with the ISA and the TASE and shall deliver the Shareholders Meeting Immediate Report (including notice of the Company Shareholder Meeting) to each of its shareholders at least 35 calendar days prior to the date of the Company Shareholder Meeting. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Shareholders Meeting Immediate Report and in each amendment or supplement thereof. The Company shall use its commercially reasonable efforts to solicit voting deeds from its shareholders pursuant to the Shareholders Meeting Immediate Report (including institutional shareholders and their representatives) authorizing the adoption and approval of this Agreement, to be used by the Company at the Company Shareholder Meeting to obtain the Company Shareholder Approval and the Shareholder Dividend Approval. The Company shall call, establish a meeting and record date, notice, convene, hold, conduct and solicit voting deeds in connection with the Company Shareholder Meeting in compliance with the Company Charter Documents and all applicable Laws, including the Israeli Companies Law and the Israeli Securities Law and the rules, regulations and orders promulgated thereunder.

(c) Each of the Company and Parent shall cause their respective Representatives to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of the Signing Immediate Report, the Shareholders Meeting Immediate

Report, any amendments or supplements thereto, and any other documents required to be prepared, filed, published, distributed, solicited or obtained for purposes of (i) the Company Shareholder Approval, (ii) the Shareholder Dividend Approval and (iii) the delisting and termination of trading of the Company Ordinary Shares on TASE effective as of the Effective Time. The Company shall (A) afford Parent a reasonable opportunity to review and comment on drafts of the Signing Immediate Report and the Shareholders Meeting Immediate Report (and in each case any amendments or supplements thereto), and any related correspondence and filings, before they are filed with the ISA or TASE or distributed to the Company’s shareholders, (B) consult with and consider in good faith including in such drafts, correspondence and filings any comments reasonably proposed by or on behalf of Parent, (C) notify Parent of any comments received from the ISA, the TASE or the Company’s shareholders regarding any of the Signing Immediate Report or the Shareholders Meeting Immediate Report (and any amendments or supplements thereto), (D) provide Parent with copies of all written correspondence between the Company and the ISA or the TASE, as the case may be, with respect to the Signing Immediate Report or the Shareholders Meeting Immediate Report (and any amendments or supplements thereto), this Agreement, the Transactions or the Company Shareholder Meeting and (E) subject to applicable Law and good faith timing constraints, permit Parent and its outside counsel to participate in all communications, including all meetings and telephone conferences, with any Governmental Authority, including, without limitation, the ISA and the TASE, or their respective staff, as applicable, relating to the Signing Immediate Report, the Shareholders Meeting Immediate Report (and in each case, any amendments or supplements thereto), this Agreement, the Transactions, or the Company Shareholder Meeting.

(d) The Company shall at all times comply with all procedures detailed in the Israeli Companies Law (and any related rules and regulations) with respect to the matters described in this Section 5.1, and shall take all reasonable actions necessary in order to minimize the length of time of such procedures. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.1 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or of such Board of Directors’ or such committee’s approval of this Agreement or the Merger; provided, that if the Company is entitled to and does make a Company Adverse Recommendation Change in compliance with Section 5.3, the Company’s obligation to include the Company Board Recommendation in the Shareholders Meeting Immediate Report shall no longer apply after the date of such Company Adverse Recommendation Change; provided, further, that the Company’s obligations with respect to the matters described in this Section 5.1 shall terminate if the Company is entitled to and does terminate this Agreement and immediately enters into a definitive agreement with respect to a Superior Proposal pursuant to Section 7.1(d)(ii) in connection with a Company Adverse Recommendation Change made in response to a Superior Proposal and timely pays all amounts payable to Parent as and when required under Sections 7.3(c) and (d).

SECTION 5.2. Conduct of Business by Company. Except as expressly permitted by this Agreement, as required by applicable Law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, provided that if Parent does not respond to the Company’s written request within five business days, Parent shall be deemed to have consented to the action or omission requested), during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct business only in the ordinary course consistent with past practice (except for such transactions as listed in Section 5.2 of the Company Disclosure Schedule), (x) comply in all material respects with all applicable Laws and the requirements of this Agreement and all Company Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired and pass to the Surviving Company intact at the Effective Time, and (z) keep in full force and effect all insurance policies maintained by the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, provided that if Parent does not respond to the Company’s written request within five business days, Parent shall be deemed to have consented to the action or omission requested), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not cause or permit any of its Subsidiaries to:

(a)(i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares, voting securities, stock appreciation rights, or equity or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares, voting securities, stock appreciation rights, or equity or other ownership interests, or issue or enter into any rights, warrants, options, restricted stock units, phantom equity awards, calls, commitments or any other agreements of any character to purchase or acquire any shares, voting securities, stock appreciation rights, or equity or other ownership interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares, voting securities, stock appreciation rights, or equity or other ownership interests; provided, that the Company may issue Company Ordinary Shares upon the exercise of Company Warrants, Options or Stock Appreciation Rights granted under the Company Stock Plans, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof and may grant Options or Stock Appreciation Rights relating to up to 50,000 Company Ordinary Shares in the aggregate to employees and service providers of the Company in the ordinary course of business and consistent with past practices; provided, that (x) such Options or Stock Appreciation Rights have an exercise price or base value of at least the fair market value of a Company Ordinary Share, based on the public trading price of the Company Ordinary Shares on the TASE on the grant date, (y) the terms of such Options or Stock Appreciation Rights expressly permit the treatment contemplated by Section 2.3(a) without any further consents, approvals, penalties or obligations and (z) no such Options or Stock Appreciation Rights may be granted to any director or executive officer of the Company or its Subsidiaries; (ii) redeem, purchase or otherwise acquire any of its outstanding shares, voting securities, stock appreciation rights or equity or other ownership interests, or any rights, warrants, options, restricted stock units, phantom equity awards, calls, commitments or enter into any other agreements of any character to acquire any of its shares, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares or otherwise make any payments to its shareholders in their capacity as such (other than (A) dividends by a direct or indirect wholly owned Subsidiary of the Company to the Company and (B) ordinary course compensation to employee shareholders and shareholders who currently provide services to the Company, as directors or otherwise), or; (iv) split, combine, subdivide or reclassify any of its shares; or (v) other than as required by Section 2.3, amend (including by reducing an exercise price or extending a term) or waive any of the terms or conditions of, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option, restricted stock unit, stock appreciation right, warrant agreement or any other right to acquire shares, voting securities, or equity or ownership interests of the Company or any restricted stock purchase agreement or any similar or related Contract;

(b) incur or assume any additional Indebtedness for borrowed money or guarantee or act as a surety with respect to any Indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than inter-company borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or borrowing under the Company’s credit lines outstanding as of the date hereof and listed (including the respective credit limits thereunder) on Section 5.2(b) of the Company Disclosure Schedule or under such new credit lines as are described on Section 5.2(b) of the Company Disclosure Schedule;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of any Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement that are listed on Section 5.2(c) of the Company Disclosure Schedule, and of which correct and complete copies have been made available to Parent, (ii) dispositions of obsolete or worthless assets, or (iii) sales of Products on arms-length terms in the ordinary course of business;

(d) make any capital expenditure which (i) involves the purchase of real property or (ii) is in excess of $100,000 individually or $1,000,000 in the aggregate, except for capital expenditures expressly set forth in the Company’s budget attached as Section 5.2(d)(i) of the Company Disclosure Schedule or capital expenditures expressly set forth in Section 5.2(d)(ii) of the Company Disclosure Schedule;

(e) directly or indirectly acquire (i) any Person or any division, business or equity interest of any Person, whether by merger or consolidation, or by purchasing any material equity or voting interest, or by any other manner, or, (ii) any assets that have a purchase price in excess of $100,000 individually or $1,000,000 in the aggregate, in each case except for ordinary course purchases of inventory and raw materials in amounts consistent with past practices, expenditures expressly set forth in the Company’s budget attached as Section 5.2(d)(i) of the Company Disclosure Schedule, expenditures expressly set forth in Section 5.2(d)(ii) of the Company Disclosure Schedule, and any such acquisition set forth in Section 5.2(e) of the Company Disclosure Schedule;

(f) make any investment in (by contribution to capital, property transfers, purchase of securities or otherwise), or any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice), any Person, other than investments in or loans or advances to a direct or indirect wholly owned

Subsidiary of the Company or loans or advances of no more than $30,000 individually or $150,000 in the aggregate made in the ordinary course of business consistent with past practice;

(g)(i) terminate or amend in a manner that is materially adverse to the Company or any of its Subsidiaries any Material Contract or waive any material right of the Company or any of its Subsidiaries under any Material Contract, (ii) enter into any Contract that would be breached by the terms of this Agreement or the consummation of the Transactions, or would require any third party consent to avoid termination thereof or any payment or penalty resulting from the consummation of the Transactions, (iii) release any Person from, or modify or waive any provision of, any non-compete, non-solicit, or similar agreement or (iv) enter into any Contract (other than ordinary course agreements with customers and suppliers) that would be a Material Contract if in effect on the date hereof and which may not be terminated within 60 days without penalty, payment (other than for services rendered or goods supplied) or material continuing obligations of the Company or any of its Subsidiaries;

(h) except as set forth on Section 5.2(h) of the Company Disclosure Schedule or (i) as required pursuant to existing written agreements in effect on the date hereof or Company Stock Plans in effect as of the date hereof, true and complete copies of which (or written summaries of the material terms thereof) have been provided to Parent prior to the date hereof or (ii) as otherwise required by Law: (A) modify the compensation or benefits of any current or former directors, consultants, contractors, officers or employees, other than increases in non-executive employee compensation in the ordinary course of business consistent with past practice; (B) enter into, establish, amend or terminate any Written Company Plan; or (C) grant or promise any severance, retention or termination pay, or any bonus or gratuity, to any current or former director, officer, employee or consultant of the Company or its Subsidiaries that is not in the ordinary course of business and on arm’s-length terms;

(i) make or change any election concerning Taxes or Tax Returns or any application with any Governmental Authority, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to Taxes or any Tax claim or assessment, surrender any right to claim a refund of Taxes or apply or obtain any Tax ruling on its own behalf or on behalf of any shareholder of the Company or any of its Subsidiaries;

(j) make any changes in financial or Tax accounting methods, principles, policies, procedures or practices (or change an annual accounting period), or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, except as required by a change in IFRS, ISA rules or policies or other applicable Law;

(k) amend any Company Charter Documents or any Subsidiary Documents;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(m)(i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment,

discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms in existence on the date hereof, (ii) waive the benefits of or agree to modify in any material manner, terminate or release any Person from, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a beneficiary, or (iii) settle any Action (whether or not commenced prior to the date of this Agreement) other than a settlement reimbursable from insurance or calling solely for a cash payment in an aggregate amount less than $500,000 and in any case including a full release of the Company and its Subsidiaries, as applicable, or as reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company ISA Documents;

(n) apply for any Government Grant;

(o) enter into, engage in or amend any transaction, Contract or understanding with any Related Person or any interested parties (Ba’alay Inyan);

(p) (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, Company Technology, or Company IP Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property, Company Technology and Company IP Contracts, (ii) grant to any third party any license with respect to any Company Intellectual Property or Company Technology, except non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (iii) except as set forth on Section 3.15(d) of the Company Disclosure Schedule, develop, create or invent any Intellectual Property jointly with any third party; or

(q) undertake or agree, in writing or otherwise, to take or omit to take any of the foregoing actions.

Notwithstanding the foregoing restrictions, the Company shall be entitled to obtain renewal or tail insurance policies; provided, that (y) the annual premiums paid (or, in the case of multiyear-coverage with an aggregate premium amount, the aggregate premium amount divided by the number of years of coverage) do not exceed 150% of the annual premiums paid for such policies as of the date hereof and (z) the term of any tail policies do not exceed seven years after the Effective Time.

SECTION 5.3. No Solicitation by the Company; Etc.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively as to any specified Person, its “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to any Takeover Proposal, and use (and cause its Subsidiaries and its and their respective Representatives to use) commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of any confidential information previously provided to such parties by or on behalf of the Company, its Subsidiaries or their Representatives. The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) solicit, encourage or participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement or understanding that reasonably could result in any Takeover Proposal; provided, that if prior to obtaining the Company Shareholder Approval the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement and the Board of Directors of the Company reasonably determines in good faith that (i) such Takeover Proposal is a Superior Proposal and (ii) based upon the advice of its outside legal counsel, the failure to take such action would violate the Board of Directors’ fiduciary duties to the Company’s shareholders under the Israeli Companies Law, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal; provided, that prior to providing any such information, the Person making the Takeover Proposal and its applicable Representatives must enter into or be bound by a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less protective of the Company’s information) and no more favorable to such Person (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement); provided, further, (i) such confidentiality agreement may not include any exclusive right to negotiate with the Company and may not restrict the Company from complying with its obligations under this Agreement and (ii) the Company must deliver to Parent all information delivered to such other Person or its Representatives as promptly as practicable after such information is delivered to such other Person (to the extent such information was not previously provided to Parent). Subject to Section 5.3(b) below, the Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph or that otherwise is binding upon any Person making such Takeover Proposal or its Representatives as soon as reasonably practical following the execution thereof. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by or on behalf of the Company’s Subsidiaries or its or their Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly (and in no event later than two business days) after receipt of any proposal, offer, inquiry or other contact regarding any Takeover Proposal, provide Parent a certificate from an appropriate officer of the Company setting forth the price (including the form of consideration and any holdback or earnout components), structure and conditions of any such proposal, offer or inquiry (whether conveyed orally or in writing) and indicating whether the offeror or inquiring party (or its ultimate beneficial owner) is a strategic or financial buyer (provided, however, that no information need be provided regarding the identity of the offeror), and thereafter shall reasonably and diligently keep Parent informed of all material developments as they occur affecting the status and terms of any such proposals, offers, inquiries or requests.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof (nor any Representative of the Company or any Subsidiary thereof) shall (i)(A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or cause or authorize the Company or any of its Subsidiaries or any of its or their Representatives to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Further, unless the Board of Directors has made or is then considering a Company Adverse Recommendation Change in compliance with this Agreement, the Board of Directors shall, if requested by Parent, promptly publicly reiterate the Company Board Recommendation (in a press release, public filing, or other broadly disseminated communication) after any Takeover Proposal becomes publicly disclosed, regardless of the circumstances of disclosure. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation in response to a Superior Proposal that has not been withdrawn, if such Board determines in good faith, after reviewing applicable provisions of the Israeli Companies Laws and after consulting with and receiving advice from its outside legal counsel, that the failure to make such withdrawal or modification would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under the Israeli Companies Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a purportedly Superior Proposal until five business days following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying all material terms and conditions of such Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three business day post-notice period). Prior to effecting such a Company Adverse Recommendation Change in response to a purportedly Superior Proposal, the Board of Directors of the Company shall, and shall cause its Representatives to negotiate with Parent in good faith to make such adjustments and amendments to the terms and conditions of this Agreement so that such third party Takeover Proposal ceases to constitute a Superior Proposal.

SECTION 5.4. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries and Representatives to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, Permits, rulings, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions, including the Company Shareholder Approval, the Required Regulatory Consents and the Other Approvals. Without limiting the foregoing, (A) Parent agrees to refrain (and to cause Merger Sub to refrain) from taking any action that reasonably would be expected to result in a Parent Material Adverse Effect, and (B) the Company agrees to refrain (and to cause its Subsidiaries to refrain) from taking any action that reasonably would be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions. Without limiting the foregoing, the Company shall provide a copy of Section 5.2 and 5.3 of this Agreement (including any relevant exceptions in the Company Disclosure Schedule) to management of each of its Subsidiaries and shall take commercially reasonable efforts to (x) educate such management of the actions or omissions which would require Parent approval hereunder and (y) implement commercially reasonable controls and procedures to minimize the likelihood of unintentional breaches of the Company’s covenants hereunder.

(b) In furtherance and not in limitation of the foregoing, to the extent required under applicable Law, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the RTPA, the HSR Act or any other applicable antitrust Law, with respect to the Merger as promptly as reasonably practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Law, and to use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the RTPA, the HSR Act or any other applicable antitrust Law, as soon as reasonably practicable; and (ii) the Company shall (x) take all action necessary to ensure that no takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any takeover statute or similar Law becomes applicable to any of the Transactions, take all reasonable action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to any Governmental Authority in connection with the Transactions and in connection with any Action by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Israeli antitrust authority, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other applicable Governmental Authority and of any material communication received or given in connection with any Action by or involving any third party, in each case regarding any of the Transactions. Subject to applicable Laws, the Company and its Subsidiaries agree to consult with Parent in advance and, to the extent not prohibited by such Governmental Authority, give Parent or its Representatives the opportunity to attend and participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its or any of its Subsidiaries’ businesses, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1, (ii) require Parent or Merger Sub to offer, accept or agree to (A) dispose of, license or hold separate (in trust or otherwise) any part of its or the Company’s (or the Surviving Corporation’s, after the Merger) or any of their respective Subsidiaries’ or Affiliates’ businesses, operations, assets or product lines (or any combination of Parent’s and the Company’s (or the Surviving Corporation’s, after the Merger) or any of their respective Subsidiaries’ or Affiliates’ businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, (C) restrict or impose burdensome terms or conditions on the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates may carry on business in any part of the world (including, but not limited to, any such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any of its assets or businesses) and/or (D) accept any undertaking or condition, enter into any consent decree, accept any operational restriction, or take any other action that could be expected to limit the right of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to own or operate all or any portion of their respective businesses or assets or (iii) require Parent to contest or otherwise resist any Action by, before or involving any Governmental Authority or any private party, challenging any of the Transactions as violative of any Antitrust Law.

SECTION 5.5. Merger Proposal.

(a) As soon as practicable following the date of this Agreement (but subject to Section 5.1(b)): (i) each of the Company and Merger Sub shall cause a merger proposal substantially in the form attached as Exhibit A (the “Merger Proposal”) to be executed in accordance with the Israeli Companies Law; (ii) the Company shall call the Company Shareholder Meeting (it being understood that the sole shareholder of Merger Sub has approved the Merger and the Transaction prior to the execution of this Agreement), and (iii) the Company and Merger Sub shall jointly deliver the Merger Proposal to the Companies Registrar within three calendar days after the calling of the Company Shareholder Meeting. Each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and each shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b) Promptly after the Company and Merger Sub comply with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors under Section 318 of the

Israeli Companies Law and the regulations promulgated thereunder. In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall:

(i) Publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, and (B) if required, at such other time and in such other manner as may be required by applicable Laws and regulations; and

(ii) Within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, are respectively aware of, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at any additional locations determined as referred to in the notice referenced in subsection (i) above.

SECTION 5.6. Public Announcements. Without limiting Parent’s review and consultation rights in Section 5.1(c), the initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company and issued at a mutually agreed upon time promptly following the date hereof, which time shall comply with the requirements of applicable Law. Thereafter, prior to the Closing Date neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in compliance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (in which case the party preparing any such public announcement shall provide the other party with a draft of such public announcement at least two days prior to the date for the proposed release of such public announcement), except as may be required by Law (including any Securities and Exchange Commission rules and regulations) or by any applicable listing rules or agreement with TASE or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent such prior consultation is reasonably practicable and legally permissible). Notwithstanding the foregoing, each of Parent and the Company may make public statements in response to specific questions regarding this Agreement or the Transactions presented by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by Parent or the Company in accordance with this Section 5.6.

SECTION 5.7. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and its

Subsidiaries’ properties (including real properties), books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, directors, employees, accountants, counsel, financial advisors and other Representatives and the Company shall promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it following the date hereof pursuant to the requirements of applicable securities Laws or TASE requirements (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of applicable securities Laws or TASE requirements, to the extent reasonably practicable and legally permissible, not less than two business days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the ISA or TASE, or proposed to be sent by or on behalf of the Company to ISA or TASE, concerning compliance with securities Laws or TASE listing requirements, (ii) copies of all audited or unaudited financial statements prepared after the date hereof through the Closing Date and (iii) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent or its Representatives may reasonably request. Except for disclosures permitted by the terms of the Confidential Disclosure Agreement, dated as of August 3, 2010, between Parent and the Company (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold all information received from the Company pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.8. Notice of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Actions commenced or, to such party’s knowledge, threatened against, involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the rights or remedies otherwise available to the party receiving such notice.

SECTION 5.9. WARN Notification. The Company shall be solely responsible for any notification obligations and satisfying any liability under WARN occurring prior to and through the Effective Time whether or not in connection with the Transactions.

SECTION 5.10. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against or involving the Company and/or its directors and officers relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (which shall not be unreasonably withheld).

SECTION 5.11. Merger Sub Obligations. Parent shall cause Merger Sub to comply with all of its obligations under this Agreement. During the period from the date of this Agreement through the Effective Time, except as expressly provided in this Agreement, Merger Sub shall not, and Parent shall not permit Merger Sub to, conduct any business or undertake any activities that reasonably would result in a Parent Material Adverse Effect.

SECTION 5.12. Employee Matters.

(a) During the one-year period commencing on the Closing Date, Parent shall provide or shall cause the Surviving Corporation to provide to continuing employees of the Company and any of its Subsidiaries (“Company Employees”) compensation and benefits that are, in the aggregate, to any such employee, no less favorable than the compensation and benefits being provided to such Company Employee as of the date hereof under the Company Plans and his/her employment agreement; provided, that such commitment shall not include or require any replacement or new or additional benefits or grants under any Company Stock Plans or other incentive compensation plans, agreements or arrangements; provided, further, that, the foregoing shall not (i) create any obligations to pay such employees any severance or other payments or benefits not otherwise required under applicable Law or written employment agreements existing as of the date hereof or (ii) act as a waiver of or impair any rights to terminate the employment of any individual employee.

(b) Without limiting Section 5.12(a), Parent shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations under any Company Plans and employment agreements in effect as of the date hereof and true and correct copies (or a written summary of the material terms) of which have been provided to Parent prior to the date hereof; provided, that such commitment shall not include or require any replacement or new or additional benefits or grants under any Company Stock Plans or other incentive compensation plans, agreements or arrangements.

(c) For purposes of eligibility under the employee benefit plans of Parent that will provide benefits to any Company Employee after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and any severance benefits under the New Plans, each Company Employee shall be credited with his or her years of service with the Company or its applicable Subsidiaries to the same extent as such Company Employee was entitled before the Closing, to credit for such service under any similar Company Plan. In addition, and without limiting the generality of the foregoing (but subject to any limitations under applicable Laws or the terms of the applicable Company Plan: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Company Employee was eligible to and did participate immediately before the replacement; and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

SECTION 5.13. Israeli Approvals.

(a) Government Filings. Without limiting Sections 5.4 and 6.2(d), each party to this Agreement shall use its commercially reasonable efforts to prepare, deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to the Merger. Without derogating from Section 6.2(d), the Company shall use its commercially reasonable efforts to obtain, make or give (in the case of filing or notice only Other Approvals), as promptly as practicable after the date of this Agreement, all of the Required Regulatory Consents and Other Approvals and any other consents and approvals that may be required in connection with the Merger. Parent shall provide to the Investment Center, the Office of Chief Scientist and all other applicable authorities any information, and shall execute any undertakings, reasonably requested by such authorities as a condition to obtaining the Required Regulatory Consents.

(b) Legal Proceedings. The Company and Parent each shall: (i) give the other party prompt notice of the commencement of any Action by or before any Israeli Governmental Authority with respect to this Agreement or the Merger; (ii) keep the other party informed as to the status of any such Action; and (iii) promptly inform the other party of any communication to or from the Commissioner of Israeli Restrictive Trade Practices, the Investment Center, the ISA, the ITA, the Israel Land Authority, the Israeli Ministry of Defense, the Israeli Ministry of Industry, Trade & Labor, the Companies Registrar or any other Israeli Governmental Entity regarding this Agreement or the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to this Agreement or the Merger, pursuant to a joint defense agreement to the extent necessary or advisable to preserve legal privilege. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Law, in connection with any such Action under or relating to the RTPA, the Company and Parent will each permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

(c) Israeli Tax Rulings. As soon as reasonably practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling (which shall be provided to Parent for review and approval prior to its submission, which approval shall not be unreasonably withheld) (i) confirming that the treatment of any Options and Stock Appreciation Rights subject to Section 102 of the Ordinance in accordance with Section 2.3 shall not be regarded as a violation of the requisite holding period, if the applicable Option Consideration is deposited with the Option Trustee of such Options and Stock Appreciation Rights until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling), and (ii) requesting to exempt the non-Israeli Personnel and consultants of the Company and its Affiliates from Israeli Tax, and to exempt the Company (and the Surviving Corporation after the Merger), its applicable Affiliates, Parent, Merger Sub, the Option Trustees and the Paying Agent from any withholding obligation with respect to payments made pursuant to the Merger with respect to Options and Stock Appreciation rights (the “Options Tax Ruling”). Parent will apply to the ITA to seek a pre-ruling exempting Parent and the Surviving Corporation from any obligation to withhold Israeli Tax from any consideration deposited with or payable by the Paying Agent, the Option Trustees, the Surviving Corporation or otherwise deliverable pursuant to this Agreement or clarifying that no such obligation exists (the “Withholding Tax Ruling”). In the alternative, the Company shall, if requested by Parent, submit or include in the request for the Options Tax Ruling a request for the Withholding Tax Ruling. Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable in support of the request for the Options Tax Ruling and the Withholding Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause or facilitate obtaining the Options Tax Ruling and the Withholding Tax Ruling, as promptly as practicable; provided, that obtaining the Options Tax Ruling or Withholding Tax Ruling shall not be a condition to the Company’s obligations to complete the Merger or any other Transactions; provided, further, that if the Withholding Tax Ruling is not obtained prior to the Closing Date, the Company may instruct its Israeli counsel, advisors and accountants to apply to the ITA prior to the Closing Date for an extension of time with respect to the obligation to deduct or withhold Israeli Tax from the Merger Consideration, Option Consideration or Warrant Consideration payable pursuant to this Agreement and if such extension is not granted prior to the date such payments become due and payable, Parent or the Surviving Corporation may make such payments and withhold any applicable Israeli Taxes in accordance with applicable Law. For the avoidance of doubt (and unless Parent is entitled to and does elect to directly pay the Option Consideration as contemplated by Section 2.3(d)), the Option Trustee shall wire the funds to each such Option or Stock Appreciation Right holder after deducting all applicable withholding Taxes (subject to the requirements of the Option Tax Ruling).

SECTION 5.14. Cooperation with Financing.

(a) The Company shall, and shall cause each of its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and each of its Subsidiaries’ representatives to, at Parent’s sole expense, reasonably cooperate to assist Parent in connection with arranging Parent’s debt financing to finance the Merger Consideration (the “Debt Financing”), and in causing any of the conditions to the Debt Financing to be satisfied, as may be reasonably requested by Parent (provided that such requested cooperation does not interfere to any significant degree with the ongoing operations of the Company and its Subsidiaries and that any third party potential lenders execute a confidentiality agreement in a form customary for information memoranda used in financing transactions); provided, that the Company’s cooperation obligations with respect to providing information shall be limited to providing information regarding the Company and its Subsidiaries without giving effect to the Merger and the Company shall not have to provide such information that would, in the reasonable judgment of the Company, (A) breach any material agreement with any third party or (B) constitute a waiver of the attorney client or other legally recognized privilege held by the Company). Subject to the foregoing, such cooperation shall include, at the reasonable request of Parent:

(i) participating by telephone in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) providing authorization letters to Parent’s financing sources authorizing the distribution of information to prospective lenders or investors, subject to the confidentiality agreements referenced above;

(iii)(A) at Parent’s sole expense, furnishing Parent and its financing sources (x) as promptly as reasonably practicable with audited combined balance sheets and related statements of income and cash flows of the Company and its Subsidiaries prepared in accordance with IFRS (and cooperating with Parent and its representatives in connection with Parent’s efforts to reconcile such statements to GAAP) for the fiscal years ended December 31, 2010, 2009 and 2008, such financial statements to be audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to Parent, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (y) as promptly as reasonably practicable, but in no event later than 45 days after the end of such fiscal quarter, with unaudited combined consolidated balance sheets and related statements of income and cash flows of the Company prepared in accordance with IFRS for each fiscal quarter ended after December 31, 2010 and at least 45 days prior to the Closing Date and for the comparable quarter of the prior fiscal year (and cooperating with Parent and its representatives in connection with Parent’s efforts to reconcile such statements to GAAP), (B) furnishing Parent and its financing sources as promptly as practicable with financial and other pertinent information (including projections, budgets and forecasts) regarding the respective businesses of the Company and its Subsidiaries as may be reasonably requested by Parent or its financing sources in connection with the Debt Financing, including all financial statements and pro forma financial information prepared in accordance with IFRS (and cooperating with Parent and its representatives in connection with Parent’s efforts to reconcile such statements to GAAP), financial data, audit reports and other information regarding the businesses of the Company and its Subsidiaries; and (C) assisting Parent in preparing customary rating agency presentations, lender presentations and high yield road show presentations or memoranda, any tender or solicitation documents (if required), customary bank offering memoranda, syndication memoranda, private offering memoranda, and other marketing materials or memoranda, including business and financial projections reasonably requested by Parent (all such information in this subsection (iii), including any such IFRS to GAAP reconciled financial statements, together with any replacements or restatements thereof, and supplements and updates thereto, if any such information would go stale or otherwise be unusable for purposes of the Debt Financing the “Required Information”);

(iv) Cooperating with Parent in its efforts to obtain customary corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys, appraisals and title insurance and other documentation and items relating to the Debt Financing; provided, that, where applicable, such documents will not take effect until the Effective Time;

(v) taking actions reasonably necessary to (x) permit the prospective financing sources involved in the Debt Financing to evaluate the business of the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time;

(vi) granting the providers of the Debt Financing, on reasonable terms and upon reasonable request, at reasonable times and on reasonable notice, access to the Company and its Subsidiaries’ respective key personnel, properties, assets and cash management and accounting systems;

(vii) executing and delivering, immediately prior to the consummation of the Debt Financing, definitive documentation in connection with the Debt Financing or the pledging of collateral on terms satisfactory to Parent, including credit agreements, indentures, purchase agreements and pledge and security documents and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Parent (including obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing);

(viii) granting consent to pledge the rights of the Company and/or any of its Subsidiaries, under this Agreement, in connection with the Debt Financing; provided, such pledge shall not become effective until the Closing;

(ix) taking all actions reasonably desirable to permit the discharge as of the Effective Time of any Indebtedness, Liens, hedge agreements or other obligations of the Company or its Subsidiaries in connection with or to be paid off in whole or in part at such time, including obtaining customary payoff letters, agreements to terminate existing Liens and other instruments of discharge;

(x) providing to the extent reasonably available or preparable such supporting data and information as is reasonably required to enable Parent to prepare any schedule describing and reconciling the material qualitative and quantitative differences between the financial statements prepared with respect to the business in accordance with GAAP and any financial statements prepared in accordance with IFRS in connection with the Debt Financing;

(xi) furnishing to Parent and its financing sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b) The Company may appoint a representative of Parent to take any corporate action required to be taken pursuant to this Section 5.14.

(c) Parent may seek to consummate all or a portion of the Debt Financing prior to the commencement of the Marketing Period hereunder; provided, that such early consummation shall not impose any liability on the Company, including if this Agreement is terminated for any reason. In this regard, the Company acknowledges that its cooperation obligations in this Section 5.14 include the obligation to cooperate with any such pre-Marketing Period effort.

(d) The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing.

(e) Notwithstanding the foregoing, and for the avoidance of doubt, the Transactions and the Merger hereunder are not in any way contingent upon Parent obtaining the Debt Financing.

(f) Notwithstanding anything in this Section 5.14 to the contrary, in no event shall the Company, in connection with the Debt Financing, be required to (i) make any payments or incur any liabilities or obligations either (x) for which it is not reimbursed or indemnified by Parent or (y) which become effective prior to the Closing, or (ii) grant any Liens on any asset of the Company or its Subsidiaries that will be binding on the Company prior to the Closing.

SECTION 5.15. Transaction Expenses. At least five business days prior to the Closing, Company shall submit documentation reasonably satisfactory to Parent (the “Payoff Instructions”) setting forth the amount of all Transaction Expenses of the Company, including the identity of each recipient, the amounts previously paid and any additional amounts payable through or as a result of the Closing. Together with the delivery of the Payoff Instructions, the Company shall deliver to Parent receipts and releases evidencing payment (or the final amount, if to be paid at Closing) of the Transaction Expenses, all of which shall be in form and substance reasonably satisfactory to Parent. At or prior to the Closing, the Company shall pay to the designated recipients in accordance with the Payoff Instructions any unpaid Transaction Expenses which are required to be paid by Company at or as a result of Closing. Prior to the Closing, the Company shall provide Parent reasonable access to all relevant invoices, records and work papers reasonably necessary to allow Parent a reasonable opportunity to review the calculations and amounts of Transaction Expenses.

SECTION 5.16. Non-Solicitation of Employees, Consultants and Advisors. Until the earlier of the Effective Time and April 11, 2013, each of the Company and Parent agrees that it will not either, directly or indirectly through its Representatives, solicit any person engaged as an employee, consultant or advisor of the other party or its Subsidiaries to alter its relationship with such other party or its applicable Subsidiaries; provided, however, that the foregoing limitation shall not apply to general solicitations of employment by or on behalf of the Company or Parent (or their respective Subsidiaries) that are not specifically directed at the employees, consultants or advisors of the other party or such other party’s Subsidiaries.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Laws and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger; and

(c) Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least 30 days shall have elapsed after the receipt of the Company Shareholder Approval.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in accordance with their terms, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; provided, however, that (i)(A) the representations and warranties made in Section 3.2 shall be true and correct in accordance with their terms (except for (x) changes in the number of Company Ordinary Shares, Options or Stock Appreciation Rights as reflected on Section 3.2(a) of the Company Disclosure Schedule resulting from the exercise of Options or Stock Appreciation Rights or Warrants outstanding as of the date hereof or the issuance or exercise of Options granted after the date of this Agreement as permitted by Section 5.2(a)(i) and (y) any other variances that are appropriately taken into account by reducing the Merger Consideration, Option Consideration and Warrant Consideration, as applicable, in accordance with the adjustment mechanism in Section 2.4), (B) the representations and warranties in Sections 3.3(a) and (b) and 3.5 shall be true and correct in accordance with their terms, and (C) the representations and warranties in Section 3.3(c), and 3.18 shall be true and correct in all material respects as of the Closing Date (except in each case to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, it being understood that the Company shall not be obligated to update any list included in the Company Disclosure Schedule), and (ii) for purposes of this condition, all representations and warranties of the

Company, other than those in Section 3.2, 3.3, 3.5 and 3.18, shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) results, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, provided, however, that unintentional breaches of Article V (i.e., acts or omissions of which the Company did not have Knowledge prior to such act of omission) shall not be deemed to be a breach for purposes of this Section 6.2(b) unless such unintentional breaches result, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or in any of the effects described in clauses (i) through (iv) of Section 6.2(c). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Litigation, Etc. There shall not be any Restraint in effect or any Action pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Company Ordinary Shares by Parent or Merger Sub or the consummation of the Merger, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of the Surviving Corporation and its Subsidiaries, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Surviving Corporation, Parent or any of their respective Subsidiaries, or (iv) compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or any of its Subsidiaries or to dispose of or hold separate any material portion of the businesses or assets of the Surviving Corporation, Parent or any of their respective Subsidiaries.

(d) Consents and Approvals. The Company shall have obtained (or given, in the case of filing or notice only requirements) the Required Regulatory Consent, which shall not include any burdensome terms or conditions applicable to the Surviving Corporation, Parent or their respective Subsidiaries and Affiliates, copies or confirmations of which acceptable to Parent shall have been delivered to Parent.

(e) Key Employees. The requisite number of key employees listed on Section 6.2(e) of the Company Disclosure Schedule (i) shall be employees of the Company or its applicable Subsidiaries as of the Closing Date (provided, however, that the death or incapacity of one or more of the specific individual employees named on such Section 6.2(e) shall not be deemed a failure of this condition), (ii) shall not have notified Parent or the Company of their intent to leave the employ of the Company, the Surviving Corporation or their applicable Subsidiaries and (iii) shall be bound by written employment agreements.

(f) FIMI Warrant. (1) FIMOphir, Limited Partnership, an Israeli limited partnership (“FIMOphir”) formed and controlled by FIMI Opportunity IV, L.P., FIMI Israel Opportunity IV, Limited Partnership, FIMI Opportunity II Fund L.P. and FIMI Israel Opportunity Fund II, Limited Partnership, shall have irrevocably exercised the Warrant Agreement, made as of May 11, 2008, by and between the Company and FIMOphir (the “FIMI Warrant”) effective as of immediately prior to the Effective Time, or (2) Parent shall have been provided an irrevocable written agreement whereby FIMOphir agrees to surrender the FIMI Warrant to Parent for cancellation at the Effective Time in exchange for payment of the Warrant Consideration as contemplated by Section 2.3 and, in each case, FIMOphir shall have provided written confirmation to Parent and the Company that (i) it has received all dividends to which it was entitled pursuant to the Shareholders’ Agreement, dated May 11, 2008, by and between FIMOphir, Dr. Yaacov Zerem, Dr. Ephraim Greenfield and Dr. Ephraim Secemski, (ii) the exercise price of the FIMI Warrant is $5.64 per Company Ordinary Share and (iii) it is waiving all claims to receive any dividends from the Company and any additional adjustments to the exercise price of the FIMI Warrant.

(g) Company Material Adverse Effect. There shall not have occurred and exist any Company Material Adverse Effect.

(h) Marketing Period. The Marketing Period shall have commenced and been completed.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in accordance with their terms, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, that for purposes of this condition, all representations and warranties of Parent and Merger Sub shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties (without giving effect to any limitation as to materiality or Parent Material Adverse Effect), results, or would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, provided, however, that unintentional breaches based on acts or omissions of which Parent’s management did not (and would not reasonably be expected to) have knowledge prior to such act of omission shall not be deemed to be a breach of this Section 6.3(b) unless such breaches result, or would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3 to be satisfied, as the case may be, if such failure was caused by the failure of the party seeking to invoke such condition to comply with its obligations under this Agreement.

ARTICLE VII

Termination

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger is not consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach, failure or inaccuracy (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or, if susceptible to cure, is not cured by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure; or

(ii) if any Restraint having the effects described in Section 6.2(c) shall be in effect and shall have become final and nonappealable; or

(iii) if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company or any committee thereof (x) shall not have publicly rejected any Takeover Proposal that is not (or after the process described in Section 5.3(c), is no longer) a Superior Proposal within three business days of the making thereof (including, for these purposes, by taking no position in response to a tender offer or exchange offer, which shall be deemed a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within ten business days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal that is not (or after the process described in Section 5.3(c), is no longer) a Superior Proposal; or

(iv) if after the date of this Agreement there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to result in a Company Material Adverse Effect; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent and Merger Sub set forth in this Agreement shall fail to be true), which breach, failure or inaccuracy (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or, if susceptible to cure, is not cured by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure; or

(ii) at any time prior to the date the Company Shareholder Approval is obtained, if (A) the Company’s Board of Directors is entitled to and does make a Company Adverse Recommendation Change pursuant to Section 5.3(c) and (B) the Company immediately enters into a definitive agreement for the Superior Proposal in response to which the Company validly made the Company Adverse Recommendation Change and (C) prior thereto or concurrently therewith the Company pays Parent the Expenses and the Termination Fee pursuant to Sections 7.3(c) and (d).

SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.17, the last sentence of Section 5.7, Sections 5.10, 5.16, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) any payment obligations of the Company pursuant to Section 7.3, and (b) nothing shall relieve any party from liability for fraud or for any intentional breach of this Agreement prior to such termination.

SECTION 7.3. Expense Reimbursement and Termination Fee.

(a) If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) and (ii) at such time, any Required Regulatory Consent has not been denied (or, if denied, any applicable appeal or request to reconsider has been denied), then the Company shall reimburse Parent for all of the Expenses of Parent and Merger Sub in accordance with Section 7.3(d).

(b) If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), and (ii) at such time, Parent is entitled to reimbursement for Expenses pursuant to Section 7.3(a), and (iii) within nine months of the date of termination, the Company enters into a definitive agreement with respect to, or there is consummated, a sale or transfer of at least 50% of the outstanding voting securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (in each case, whether in one transaction or a series of transactions and whether through a stock or asset sale, tender or exchange offer, merger, arrangement under the Israeli Companies Law, or other form of transaction having the same effect), then the Company shall pay to Parent a termination fee equal to $9,200,000 (the “Termination Fee”) in accordance with Section 7.3(d).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall as a condition to such termination pay Parent the Expenses and the Termination Fee in accordance with Section 7.3(d).

(d) Any Expense reimbursement payment required to be made pursuant to Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment accompanied by a reasonable description of the nature and amount of Expenses incurred). Any Termination Fee payment required to be made pursuant to Section 7.3(b) shall be made to Parent promptly following the earlier of (i) the execution of a definitive agreement with respect to, and (ii) the date of the consummation of, any transaction (or series of transactions, if applicable) described in Section 7.3(b)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment). Any Expenses and Termination Fee payments required to be made pursuant to Section 7.3(c) shall be made prior to (or concurrently with), and shall be an express condition to, any termination pursuant to Section 7.1(d)(ii) (provided that the payment of Expenses in such circumstance may be deferred until no later than two business days following the Company’s receipt of a reasonable description of the nature and amount of Expenses incurred). All such Expense or Termination Fee payments shall be made by wire transfer of immediately available funds to an account designated by Parent in advance. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(e) If the Company fails to pay the Expenses and/or Termination Fee pursuant to this Section 7.3 when due, the unpaid amounts shall accrue interest from the date such payments were due until paid in full (including any interest accrued thereon), at a per annum rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate, plus 2% (or if less, the maximum rate permitted by applicable Law). In addition, the Company also shall pay to Parent all of Parent’s costs and expenses (including attorneys’ fees and expenses) incurred in connection with efforts to collect any Termination Fee and/or Expenses (and any interest accrued thereon), as the case may be. The Company acknowledges that the Expense reimbursement and Termination Fee rights and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

(f) Except as provided in Section 7.2(b), once paid, the Termination Fee and/or the Expenses, as applicable, shall be the sole and exclusive remedy available to Parent and Merger Sub following termination of this Agreement. Upon payment of the Termination Fee and/or Expenses, as applicable, the Company, its officers, shareholders, Affiliates or Representatives shall have no further liability with respect to this Agreement or its termination; provided, however, that nothing in this Agreement will be deemed to limit any right or remedy with respect to the matters described in Section 7.2(b).

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc. No information provided or made available, including any projections, forecasts or estimates of the Company and its Subsidiaries, shall be deemed to be disclosed for purposes of this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. No party to this Agreement has made or is making, and no party to this Agreement is relying upon, any representations or warranties of any nature, whether express or implied, other than the representations and warranties of the respective parties expressly set forth in this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in the first sentence of Section 3.17, the last sentence of Section 5.7, Sections 5.10, 5.16, 7.2 and 7.3, and this Article VIII shall survive any termination indefinitely. The Confidentiality Agreement shall survive the execution and any termination of this Agreement in accordance with its terms.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company’s shareholders without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto and (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any conditions for the waiving party’s benefit. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed by original, facsimile or electronic signature and in two or more counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries; Fees and Expenses. This Agreement, including the Company Disclosure Schedule, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder except for (i) the rights of the Company’s shareholders to receive the Merger Consideration, (ii) the right of the holders of Options, Stock Appreciation Rights and Company Warrants to receive the Option Consideration or the Warrant Consideration, as applicable, and (iii) subject to Article VII hereof, the right of the Company, on behalf of its shareholders and holders of Options, Stock Appreciation Rights and Company Warrants, to pursue damages in the event Parent does not consummate the Merger in breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub; provided, however, that damages under this clause 8.6(iii) shall in no event exceed an aggregate amount of $45,000,000 plus the Company’s actual out of pocket expenses incurred in connection with this Agreement and obtaining and enforcing any damages judgment pursuant to this clause 8.6(iii); provided, further, that the foregoing right and remedy shall not be available to the extent the Company seeks and obtains specific performance pursuant to Section 8.7(c). Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 8.7. Governing Law; Jurisdiction; Specific Enforcement.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel without regard to its conflict or choice of law principles.

(b) In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement or any alleged breach thereof, either party may demand that the dispute be exclusively resolved through binding arbitration by so notifying the other party in writing (the “Arbitration”). The Arbitration shall be conducted in the English language in London, England, before a single neutral arbitrator. The arbitrator shall be appointed, and the Arbitration shall be conducted under the Rules for International Commercial Arbitration of the International Chamber of Commerce. The Arbitrator shall apply the laws of the State of Israel to the matters in dispute in the Arbitration, without regard to its choice or conflicts of law principles. Each party shall participate in good faith in the Arbitration, shall bear its own costs incurred in connection with the Arbitration and shall share the cost of the arbitrator equally. The arbitrator’s decision shall be final, conclusive and binding on the parties to the Arbitration, and if either party requests the Arbitration shall be the exclusive forum and dispute resolution procedure for any claims arising out of this Agreement or the subject matter hereof; provided, that any party may seek and obtain injunctive relief as contemplated by subparagraph (c) below pending the Arbitration. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such arbitration proceeding in London conducted under such arbitration rules and further irrevocably and unconditionally waive and agree not to claim in any court or other proceeding that any such action, suit or proceeding has been brought in an inappropriate or inconvenient forum.

(c) Each party recognizes and acknowledges that a breach of its covenants and obligations in this Agreement would cause irreparable loss and damage to the other party as to which that party would not have an adequate remedy at law and for which monetary damages alone would not suffice. Accordingly, each party agrees that the parties shall be entitled to specific performance of the terms of this Agreement, and to seek and obtain an injunction or other equitable remedy as a remedy for (or to prevent) any breach of this Agreement. Each party further agrees that the parties shall be entitled to the entry of an order by an appropriate court in Tel Aviv, Israel to enforce any specific performance, injunctive or other equitable remedy granted, in addition to any other remedy to which that party may be entitled, at law or in equity. No party shall be required to post any bond or prove damages as a condition to seeking or obtaining specific performance, an injunction or other equitable relief or to obtain the entry of any such order in a court located in Tel Aviv, Israel.

SECTION 8.8. Notices. All notices, requests and other communications to any party hereunder (and any responses or consents to any request) shall be in writing and shall be deemed validly given if delivered personally (including via e-mail), by telecopier (which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Newport Corporation

1791 Deere Avenue

Irvine, CA 92606

Attention: Jeffrey B. Coyne, General Counsel

Facsimile: (949) 253-1680

E-mail: Jeffrey.coyne@newport.com and

charles.cargile@newport.com

with copies (which shall not constitute notice) to:

Bingham McCutchen LLP

355 So. Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: David K. Robbins/John L. Filippone

Facsimile: (213) 830-8660

E-mail: david.robbins@bingham.com and

john.filippone@bingham.com

and

Gross, Kleinhendler, Hodak,

Halevy, Greenberg & Co.

One Azrieli Center,

Round Building

Tel Aviv 67021

Israel

Attention: David Hodak/Rona Bergman Naveh

Facsimile: (011) 972-03-6074470

E-mail: david@gkh-law.com and

rona@gkh-law.com

If to the Company prior to the Closing Date, to:

Ophir Optronics Ltd.

6 Hartoom St.

POB 4521

Jerusalem, 91450

Israel

Attention: Yaacov Zerem Ph.D., Chief Executive Officer

Facsimile: (011) 972-2-582-2338

E-mail: yzerem@ophiropt.com and

Inbal.ds@ophiropt.com

with copies (which shall not constitute notice) to:

Naschitz, Brandes & Co.

5 Tuval Street

Tel-Aviv, 67897

Israel

Attention: Sharon Amir/Yoav Razin

Facsimile: (011) 972-3-623-5106

E-mail: samir@nblaw.com and

yrazin@nblaw.com

or such other address, facsimile number or e-mail address as any party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.9. Severability. If any term or other provision of this Agreement is determined by the arbitrator or any applicable Governmental Authority of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.10. Definitions.

For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below.

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the Israeli Taxing Authority, with respect to Company 102 Securities.

“Action” means any claim, cause of action, inquiry, grievance, lawsuit, charging order, arbitration, alternate dispute resolution proceeding, inquiry or investigation by or before a Governmental Authority.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the specified Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the RTPA and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Arbitration” is defined in Section 8.7(b).

“Audited Financial Statements” is defined in Section 3.5(e)(i).

“Balance Sheet Date” is defined in Section 3.5(e)(i).

“Bankruptcy and Equity Exception” is defined in Section 3.3(a).

“Book Entry Company Shares” is defined in Section 2.2(b)(i).

“Book-Entry Fund” is defined in Section 2.2(b)(i).

“business day” means a day ending at 5:00 p.m. (Israel time) except a Friday, Saturday, a Sunday or other day on which banks in the City of New York or the State of Israel are authorized or required by Law to be closed.

“Certificate” is defined in Section 2.1(b).

“Certificate of Merger” is defined in Section 1.3.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” is defined in Section 2.2(g).

“Companies Registrar” is defined in Section 1.3.

“Company” is defined in the Preamble to this Agreement.

“Company 102 Securities” means (a) Options or Stock Appreciation Rights granted under Section 102 of the Ordinance, and (b) Company Ordinary Shares issued upon the exercise of any such Options or Stock Appreciation Rights and held by the 102 Trustee pursuant to the Ordinance.

“Company Adverse Recommendation Change” is defined in Section 5.3(c).

“Company Adverse Recommendation Notice” is defined in Section 5.3(c).

“Company Board Recommendation” is defined in Section 5.1(b).

“Company Charter Documents” is defined in Section 3.1(c).

“Company Contracts” is defined in Section 3.13(b).

“Company Disclosure Schedule” is defined in Article III.

“Company Employees” is defined in Section 5.12(a).

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use, by the Company or any of its Subsidiaries.

“Company IP Contract” means any and all Contracts concerning Intellectual Property or Technology, including all (a) licenses of Intellectual Property or Technology by the Company or any of its Subsidiaries to any third party, (b) licenses of Intellectual Property or Technology by any third party to the Company or any of its Subsidiaries, (c) Contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property or Technology, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (d) (i) consents or settlements or (ii) decrees, orders, injunctions, judgments or rulings by any Governmental Authority, in each case, governing the use, validity or enforceability of Intellectual Property or Technology.

“Company Israeli Documents” is defined in Section 3.5(a).

“Company Material Adverse Effect” any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or reasonably is expected to have a materially adverse effect on (y) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition of the Company and its Subsidiaries taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to occur to the extent arising from or relating to: (i) changes in general economic or political conditions or the financial credit or securities markets (including changes in generally applicable interest or exchange rates) in general in any country or region in which the Company or its Subsidiaries conducts a material portion of their business, unless such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the country or region in the same industries in which the Company or its Subsidiaries operate, (ii) any change in accounting requirements or principles (including IFRS or GAAP) or any change in applicable Laws or the interpretation thereof, unless such changes affect the Company or its Subsidiaries in a materially disproportionate manner, (iii) the announcement of this Agreement or the taking of any action required by this Agreement, (iv) any events, changes, developments or occurrences that affect the industries in which the Company and its Subsidiaries operate, except to the extent such events, changes, developments or occurrences affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in such industries, (v) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its

Subsidiaries or otherwise disrupt in any material manner the business or operations of the Company or any of its Subsidiaries), (vi) any decline in the market price or decrease or increase in the trading volume of Company Ordinary Shares, (vii) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period, and (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement, the Merger or the other Transactions, or the approval thereof (for the avoidance of doubt, the exceptions in clauses (v), (vi), (vii) and (viii) shall not prevent or otherwise affect a determination that the facts or circumstances giving rise to such changes constitute a Company Material Adverse Effect). Notwithstanding anything to the contrary contained in this Agreement, but without limiting the provisions contained in clauses (i) through (viii) above, for purposes of determining whether the conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(g) have been satisfied and whether Parent may terminate this Agreement pursuant to Sections 7.1(c)(i) or 7.1(c)(iv), a “Company Material Adverse Effect” shall be deemed to have occurred with respect to the Company pursuant to clause (y) above if (and only if) the applicable change, effect, event, occurrence, state of facts or development (or aggregation of changes, effects, events, occurrences, state of facts or developments) relates to the Company or any of its Subsidiaries and has resulted in or would reasonably be expected to result in aggregate liabilities (net of insurance coverage) to Parent or its Subsidiaries (including, for purposes hereof, the Surviving Company (or its Subsidiaries)) relating to the Company or its Subsidiaries and diminutions in the value of the Company or its Subsidiaries (including for this purpose, the Surviving Company or its Subsidiaries) adding to $39,100,000 or more in the aggregate.

“Company Ordinary Shares” is defined in Section 2.1.

“Company Plans” means all payroll practices and other employee benefit plans, policies, programs, agreements or arrangements, whether formal or informal, written or oral, including retirement, pension, Insurances, profit sharing, provident fund, gratuity, jubilee, employment, individual consulting or other compensation, collective bargaining, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, commission arrangements, sick leave, vacation, loans, workers’ compensation, salary continuation, hospitalization, group or individual health, dental, medical, disability, life insurance, educational assistance, or other fringe benefit or perquisite plans, policies, agreements or arrangements for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could have any obligation or liability, contingent or otherwise, including but not limited to by reason of being or having been treated as a single employer with an ERISA Affiliate, including, without limitation, any compensation, benefit or other right deriving from Israeli labor Laws, regulations, rulings or promises or commitments made to employees of the Company or its Subsidiaries.

“Company Properties” is defined in Section 3.14(a).

“Company Property” is defined in Section 3.14(a).

“Company Shareholder Approval” is defined in Section 3.3(d).

“Company Shareholder Meeting” is defined in Section 5.1(a).

“Company Stock Plans” means the following plans of the Company: Option Plan in accordance with Section 102, the 2004 Israeli Stock Option Plan, the 2006 Share Option Plan, the 2007 Capital Compensation Program and the 2007 Stock Appreciation Rights Plan.

“Company Software” means all Software used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

“Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

“Company Warrant” means each outstanding warrant to purchase Company Ordinary Shares (excluding, for the avoidance of doubt, any Options or Stock Appreciation Rights).

“Computer Systems” is defined in Section 3.15(h).

“Confidentiality Agreement” is defined in Section 5.7.

“Continuing Option” is defined in Section 2.3(a).

“Contract” is defined in Section 3.3(c).

“Copyrights” means copyrights, whether registered or unregistered and whether or not registrable, (including copyrights in Software), mask work rights and registrations and applications therefore and all moral and common law rights therein, including rights under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction.

“Debt Financing” is defined in Section 5.14(a).

“DFAR” means the United States Defense Federal Acquisition Regulation.

“Effective Time” is defined in Section 1.3.

“Environmental Laws” means all Laws relating in any way to the environment or health and safety, including by way of example and without limitation, natural resources, wildlife, plants, habitat, marine sanctuaries and wetlands, endangered or threatened species, pollutants, contaminants, wastes, chemicals, radiation, worker protection, the use, presence, management, storage, transportation, treatment, disposal or Release or threatened Release of, or exposure to, Hazardous Materials or potentially contaminating materials, including by way of example and without limitation, the Israeli Hazardous Substance Law; the Israeli Licensing of Businesses Law; the Israeli Pharmacists Regulations; the guidelines set by the Israeli Ministry of Environmental Protection; the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); the Clean Water Act (33 U.S.C. § 1251 et seq.); the Clean Air Act (42 U.S.C. § 7401 et seq.); the Safe Drinking Water Act (42 U.S.C. § 300f et seq.); the Toxic Substances Control Act (15

U.S.C. § 2601 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.); the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) Regulation (EC No. 1907/2006); the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive (2002/95/EC); and the Waste Electrical and Electronic Equipment (WEEE) Directive (2002/96/EC); each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines (administrative, criminal or other), penalties, sanctions and interest incurred as a result of any claim, demand or other proceeding by any other Person or in response to any violation or alleged violation of Environmental Laws or Permits required thereunder, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or Permit required thereunder, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Permit or an exposure to or Release or threatened Release of Hazardous Materials or potentially contaminating materials.

“ERISA” is defined in Section 3.11(a).

“ERISA Affiliate” means any Person at any time treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001(b) of ERISA.

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated as of April 11, 2011, by and between Parent and the Company.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to Parent and its Affiliates), up to $2,300,000 in the aggregate, incurred by or on behalf of Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Exclusivity Agreement, the Confidentiality Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations, due diligence investigations, and any other matters related to or in contemplation of this Agreement, the Merger and the other Transactions.

“Export Controls” means any statute, regulation, administrative decision, proviso, executive order, or license restriction concerning the importation of merchandise, the export or re-export of products (including technology and services), and engagement in financial and other transactions, including, but not limited, to the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as

amended, the Arms Export Control Act, the International Traffic in Arms Regulations, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, executive orders of the President and legal requirements regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States of Office of Foreign Assets Control, the Money Laundering Control Act of 1986, as amended, customs prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act, as amended, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements, and antidumping, countervailing duty and other trade laws and regulations, the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the United States Customs and Border protection and its successor agencies, and any equivalent or similar statute, regulation, administrative decision, proviso, executive order, or license restriction applicable to the Company or its Subsidiaries under the Laws of any other applicable jurisdictions.

“Extension Order” has the meaning ascribed to it in the Collective Agreements Law 5717-1957.

“FAR” means the United States Federal Acquisition Regulations.

“Filed Company ISA Documents” is defined in Section 3.5(h).

“FIMI Warrant” is defined in Section 6.2(f).

“FIMOphir” is defined in Section 6.2(f).

“Financial Statements” is defined in Section 3.5(e).

“GAAP” means generally accepted accounting principles in the United States as of the time in question.

“Government Contract” means a Contract, including, but not limited to, a procurement contract, grant or cooperative agreement, between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority (provided that such Contract relates to a Government Contract of such prime contractor), (c) any subcontractor (at any tier) to any prime contractor or subcontractor to any Governmental Authority (provided that such Contract relates to a Government Contract of such subcontractor), and (d) any entity or third party that to the Company’s Knowledge is funded in whole by any international agency, on the other hand, and in each case includes all bids and proposals submitted by the Company, any of its Subsidiaries or any of their respective Affiliates that purports to result in the award of a Government Contract.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by the Company or any of its Subsidiaries and their affiliates that if awarded by a Governmental Authority would lead to a Government Contract.

“Government Grants” is defined in Section 3.10(k).

“Governmental Authority” means any government, court, arbitrator, regulatory, self-regulatory, or administrative agency, commission or authority (including any securities exchange or their governing bodies), or other federal, state or local, domestic, foreign or multinational government or governmental instrumentality.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “substance of very high concern”, a “poison”, “radioactive”, “restricted” or words of similar meaning or effect, including petroleum and all by-products and derivatives thereof, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, lead-based paint, nuclear source or by-product material, chlorofluorocarbons and all other ozone-depleting substances and any other material, substance or waste that is classified or defined as a threat to human health or the environment by any applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards and, in the case of full year financial statements, the Regulations of Securities (Annual Financial Statements) 2010.

“In the Money Options” is defined in Section 2.3(a).

“Indebtedness” means, with respect to the Company and its Subsidiaries (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to IFRS; (d) obligations for amount drawn under letters of credit or similar facilities or contingent reimbursement liabilities with respect to letters of credit or similar facilities,(e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) any guaranties, suretyships or other contingent obligations in respect of liabilities for borrowed money of others and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Insurances” means any fund which has an insurance element or any issued insurance policy, including manager’s insurance, pension fund, life insurance, incapacity insurance or other similar fund which is established to insure or pay or provide benefits to an employee or his or her relatives in the event of the retirement, death or incapacity of such employee.

“Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (a) Patents; (b) Marks; (c) Copyrights; (d) Trade Secrets;(e) all applications, registrations and permits related to any of the foregoing clauses (a) through (d); and (f) any and all other similar proprietary rights in any jurisdiction.

“Interim Statement” is defined in Section 3.5(e)(ii).

“Investment Center” means the Investment Center of the Israeli Ministry of Trade & Industry.

“Investment Center Approval” means the approval by the Investment Center of the change of ownership of the Company to be effected by the Merger.

“ISA” is defined in Section 3.5(a).

“Israeli Companies Law” is defined in the Recitals to this Agreement.

“Israeli Government Grants Ruling” is defined in Section 3.10(k).

“Israeli Personnel” means all employees, consultants or independent contractors of the Company (and any of its Subsidiaries) who reside or work in Israel.

“Israeli Securities Law” is defined in Section 3.5(a).

“ITA” is defined in Section 3.10(c).

“ITAR” means the United States International Traffic in Arms Regulations.

“Knowledge” means, with respect to the Company, the actual knowledge of the persons listed in Section 8.10(b) of the Company Disclosure Schedule and such knowledge as such persons reasonably would be expected to have based on their position and responsibilities with the Company or its applicable Subsidiary.

“Latest Balance Sheet” is defined in Section 3.5(e)(ii).

“Laws” means laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities in whichever jurisdiction, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any foreign equivalents thereof, 15 U.S.C. §§ 78dd-1, et seq., the Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the antiboycott rules, 15 C.F.R. pt. 760 et seq., the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., the International Traffic in Arms Regulations, 22 C.F.R. pt. 120 et seq., the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as implemented through the Department of Health and Human Services regulations, 45 C.F.R. pts. 160, 162, and 164, and the EC Data Protection Directive (95/46/EC) and its implementing Laws, the Law Regulating Defense Export, 5767-2007, the import export directive Supervision over the export of Dual Purpose Goods, Services and Technology, 5766-2006, Safety at Work regulations - Employee Hygiene and the Health of those working with Ionized Radiation, 5733-1992, Safety in the Workplace - Employment Hygiene and Safety of those working with laser beams, 5765-2005, the Israeli Protection of Privacy Act, 5744-1981, the Israeli Encouragement of Industrial Research and Development Law 5744-1984, the Israeli Collective Agreements Law 5717-1957, the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law 1998, the Israeli

Employment by Manpower Contractors Law 5756-1996, the Israeli Hours of Work and Rest Law 5711-1951, the Israeli Annual Leave Law 5711-1951, the Israeli Wage Protection Law 5718-1958, the Israeli Severance Pay Law 7723-1963, DFAR, FAR and any Environmental Laws.

“Liens” means any liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Marketing Period” means the first period of 15 consecutive business days commencing after the date hereof and throughout which (a) Parent has the Required Information, (b) the conditions set forth in Sections 6.1(a) and (b) are satisfied; (c) the Required Regulatory Consents have been obtained; and (d) nothing has occurred and no condition exists that would cause any of the other conditions set forth in Article VI solely with respect to the obligations of Parent and Merger Sub to fail to be satisfied; provided, that (i) if the Company has complied in all material respects with its obligations in Section 5.14, the Required Information shall be deemed delivered to Parent no later than 60 days after the Company delivers all IFRS financial statements and information requested or required to be provided to Parent pursuant to Section 5.14, (ii) the Marketing Period may exclude (at Parent’s election) any period between August 12, 2011 and September 6, 2011 and (iii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, any applicable auditor shall have withdrawn its audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by another independent public accounting firm reasonably acceptable to Parent.

“Marks” means trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing.

“Material Contract” is defined in Section 3.13(a)(xxi).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.1(b).

“Merger Proposal” is defined in Section 5.5(a).

“Merger Sub” is defined in the Preamble to this Agreement.

“New Plans” is defined in Section 5.12(c).

“Option” is defined in Section 2.3(a).

“Option Consideration” means, with respect to each Company Ordinary Share subject to an Option or Stock Appreciation Right, as the case may be, an amount in cash equal to

(i) $8.43 less (ii) in the case of Options, the exercise price payable for such Company Ordinary Share subject to such Option, or in the case of Stock Appreciation Rights, the base value, as the case may be.

“Option Schedule” is defined in Section 2.3(d).

“Option Trustee” means, as the context requires, the 102 Trustee and any other trustee or administrator appointed or designated by the plan administrator of any Company Stock Plan pursuant to which Options or Stock Appreciation Rights have been issued, and with whom Option Consideration is deposited for payment to holders of Options or Stock Appreciation Rights pursuant to this Agreement.

“Options Tax Ruling” is defined in Section 5.13(c).

“Order” means any decision, directive, judgment, order, writ, injunction, decree, ruling, subpoena, award or other determination, mandate or legally binding statement, edict or proclamation of any Governmental Authority.

“Ordinance” is defined in Section 2.2(g).

“Other Approvals” means the approvals, consents and notices set forth in Section 8.10(a) of the Company Disclosure Schedule.

“Owned Properties” is defined in Section 3.14(a).

“Owned Property” is defined in Section 3.14(a).

“Parent” is defined in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any event or circumstance which reasonably would prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

“Patents” means patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof.

“Paying Agent” is defined in Section 2.2(a).

“Payoff Instructions” is defined in Section 5.15.

“PBGC” is defined in Section 3.11(q).

“Permits” is defined in Section 3.8.

“Permitted Exceptions” means (a) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Parent; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor and reflected in the most recent Filed Company ISA Documents in accordance with GAAP or IFRS; (c) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (d) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided, that such regulations have not been violated.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Property Leases” is defined in Section 3.19(b).

“Policies” is defined in Section 3.16.

“Products” is defined in Section 3.23.

“Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

“R&D Sponsor” is defined in Section 3.15(l).

“Real Property Lease” is defined in Section 3.14(a).

“Real Property Leases” is defined in Section 3.14(a).

“Registration Company” is defined in Section 2.2(b)(i).

“Related Persons” is defined in Section 3.22.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, exposure to, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” is defined in Section 5.3(a).

“Required Information” is defined in Section 5.14(a)(iii).

“Required Regulatory Consents” means the following approvals, consents and notices:

(i) If applicable, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act, or any foreign equivalents thereof, shall have been terminated or shall have expired;

(ii) The approval of the Merger by the Israeli Commissioner of Restrictive Trade Practices pursuant to the RTPA shall have been obtained without any burdensome conditions (other than a response with standard conditions) or, alternatively, the waiting period prescribed under the RTPA, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices;

(iii) The Investment Center Approval, to the extent required pursuant to Israeli legal requirements for the consummation of the Merger and the Transactions; and

(iv) The approval of the Office of the Chief Scientist to the change of control or ownership of the Company as a result of the Merger, to the extent required.

“Restraints” is defined in Section 6.1(b).

“RTPA” means the Restrictive Trade Practices Act, 1988 and the regulations promulgated thereunder and any other applicable Israeli antitrust or fair trade Law.

“Shareholder Dividend Approval” means the approval of the Company’s shareholders of any and all dividends declared and paid or payable to any Company shareholder as of or prior to the Balance Sheet Date (including, without limitation, the dividends paid on April 29, 2010 and December 27, 2010) that have not otherwise been approved by the shareholders of the Company in accordance with the Company Charter Documents and Israeli Law.

“Shareholders Meeting Immediate Report” is defined in Section 5.1(a).

“Signing Immediate Report” is defined in Section 5.1(a).

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Stock Appreciation Right” means any stock appreciation right issued pursuant to Company Plans or otherwise.

“Subsidiary” when used with respect to any specified party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such specified party in such specified party’s consolidated financial statements if such financial statements were prepared in accordance with IFRS, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such specified party or one or more Subsidiaries of such specified party or by such specified party and one or more Subsidiaries of such specified party.

“Subsidiary Documents” is defined in Section 3.1(c).

“Superior Proposal” means any bona fide written proposal to acquire at least 50% of the outstanding voting securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole that is not contingent on financing, is no more conditional than this Agreement as then in effect, and otherwise is on terms which the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and any Company financial advisor, to be materially more favorable to the holders of Company Ordinary Shares than the Merger solely from a financial point of view, taking into account the value of the Merger Consideration payable per Company Ordinary Share and all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof) and the terms and certainty of this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such proposal or otherwise).

“Surviving Corporation” is defined in Section 1.1.

“Takeover Proposal” means any bona fide proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of the Company’s Subsidiaries) with a value equal to twenty percent (20%) or more of the aggregate Merger Consideration, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Merger or (e) arrangement under Section 350 of the Israeli Companies Law.

“TASE” means the Tel-Aviv Stock Exchange.

“Taxes” means (a) federal, state, local, provincial or U.S. or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, betterment taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by any Governmental Authority, (b) interest, penalties, linkage, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) of any Person payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) of the Code (or any predecessor or successor thereof or any analogous or similar provision of the Tax Laws or another jurisdiction) or otherwise.

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Termination Date” means December 31, 2011; provided, that the Termination Date may be extended at Parent’s sole election by no more than 90 days in the aggregate if on such date (a) the Company Shareholder Meeting has not yet been held, (b) there are any Restraints then in effect which are being challenged or appealed by Parent or at Parent’s request, (c) any Required Regulatory Consents or Other Approvals are then pending or have not been finally denied, (d) the applicable waiting periods in Section 6.1(c) have not yet expired or (e) the Marketing Period shall have not been completed.

“Termination Fee” is defined in Section 7.3(b).

“Trade Secrets” means confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information.

“Transaction Expenses” means fees and expenses incurred by or on behalf of (or payable by) the Company or its Affiliates (or by the Surviving Corporation as successor by merger to the Company) in connection with or in contemplation of the Transactions, including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, proxy solicitors, public relations firms and investor relations firms.

“Transactions” refers collectively to the Merger and the other transactions contemplated by this Agreement.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means value added or equivalent Taxes with respect to any applicable jurisdiction or transaction.

“WARN” is defined in Section 3.11(k).

“Warrant Consideration” is defined in Section 2.3(b).

“Withholding Tax Ruling” is defined in Section 5.13(c).

“Written Company Plan” means any material written plan, program, policy, Contract or other arrangement (other than individual employment agreements), providing for compensation,

severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded.

SECTION 8.11. Interpretation.

(a) When a reference is made in this Agreement to an “Article”, a “Section”, “Exhibit” or “Schedule”, such reference shall be to an “Article” of, a “Section” of, or an “Exhibit” or “Schedule” to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except as otherwise expressly specified herein, all references to “USD”, “Dollars”, “cents” or “$” shall be deemed to be references to currency of the United States of America, unless otherwise specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed, interpreted, applied and enforced as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the purported authorship of any specific provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OPHIR OPTRONICS LTD.

By:	/s/ Dr. Yaacov Zerem
Name: Dr. Yaacov Zerem
Title: President and CEO

NEWPORT CORPORATION

By:	/s/ Robert J. Phillippy
Name: Robert J. Phillippy
Title: President and Chief Executive Officer

HELIOS MERGER SUB LTD.

By:	/s/ Jeffrey B. Coyne
Name: Jeffrey B. Coyne
Title: Director

[Signature Page to Agreement and Plan of Merger]